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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
IDM PHARMA, INC.
AT
$2.64 PER SHARE NET TO THE SELLER IN CASH
BY
JADE SUBSIDIARY CORPORATION,
A WHOLLY OWNED SUBSIDIARY OF
TAKEDA AMERICA HOLDINGS, INC.,
A WHOLLY OWNED SUBSIDIARY OF
TAKEDA PHARMACEUTICAL COMPANY LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JUNE 22, 2009, UNLESS THE OFFER IS EXTENDED.

        Jade Subsidiary Corporation ("Offeror"), a Delaware corporation and wholly owned subsidiary of Takeda America Holdings, Inc. ("Takeda America"), which is a New York corporation and wholly owned subsidiary of Takeda Pharmaceutical Company Limited ("TPC"), a corporation organized under the laws of Japan, is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of IDM Pharma, Inc. ("IDM"), a Delaware corporation, at a price of $2.64 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase, the "Offer"). All references to this Offer to Purchase, the Letter of Transmittal and the Offer include any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, respectively. The Offer Price will be subject to any required withholding of taxes, and no interest will be paid thereon. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 18, 2009 (the "Merger Agreement"), among Takeda America, Offeror and IDM. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis. See Section 14—"Conditions of the Offer." After the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), Offeror will merge with and into IDM (the "Merger"), with IDM becoming a wholly owned subsidiary of Takeda America.

        The board of directors of IDM has (1) determined that the Merger, the Offer and the Merger Agreement are fair to and in the best interests of IDM and its stockholders, (2) approved the Merger, the Offer and the Merger Agreement and declared their advisability in accordance with the provisions of the DGCL, (3) directed that the Merger Agreement be submitted to the stockholders of IDM for their adoption and resolved to recommend that the stockholders of IDM vote in favor of the adoption of the Merger Agreement, to the extent required by law, (4) to the extent necessary, adopted resolutions having the effect of causing IDM not to be subject to any takeover law or similar law that might otherwise apply to the Merger Agreement, the Stockholders' Agreement (as defined below), the Merger, the Offer or any other transactions contemplated by the Merger Agreement or the Stockholders' Agreement and (5) recommended that the holders of IDM common stock tender their Shares into and accept the Offer.

 IMPORTANT

        Any IDM stockholder wishing to tender Shares into and accept the Offer must, prior to the expiration of the Offer, either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificates evidencing the tendered Shares and any other required documents, to American Stock Transfer & Trust Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," or (2) request the stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Offeror. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the stockholder desires to tender its Shares.

        A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may be able to tender Shares by following the procedure for guaranteed delivery set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Questions or requests for assistance may be directed to The Altman Group, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. IDM's stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both documents carefully and in their entirety before making a decision with respect to the Offer. You are also urged to obtain a current market quotation for the Shares before making a decision with respect to the Offer. See Section 6—"Price Range of the Shares; Dividends."

The Depositary for the Offer is:

American Stock Transfer & Trust Company

The Information Agent for the Offer is:

May 26, 2009

 TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1
FREQUENTLY ASKED QUESTIONS		4
INTRODUCTION		7
THE TENDER OFFER		10
1.	TERMS OF THE OFFER.	10
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.	11
3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.	12
4.	WITHDRAWAL RIGHTS.	14
5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.	15
6.	PRICE RANGE OF THE SHARES; DIVIDENDS.	17
7.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES FOLLOWING THE ACCEPTANCE TIME; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.	17
8.	INFORMATION CONCERNING IDM.	19
9.	INFORMATION CONCERNING TPC, TAKEDA AMERICA AND OFFEROR.	19
10.	BACKGROUND OF THE OFFER AND THE MERGER; PAST CONTACTS OR NEGOTIATIONS BETWEEN TPC, TAKEDA AMERICA AND IDM.	20
11.	PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; STOCKHOLDERS' AGREEMENT; "GOING PRIVATE" TRANSACTIONS; PLANS FOR IDM.	22
12.	SOURCE AND AMOUNT OF FUNDS	40
13.	DIVIDENDS AND DISTRIBUTIONS.	41
14.	CONDITIONS OF THE OFFER.	41
15.	LEGAL MATTERS; REQUIRED REGULATORY APPROVALS	43
16.	FEES AND EXPENSES.	44
17.	MISCELLANEOUS.	44
SCHEDULES
Schedule I.	Directors and Executive Officers of TPC, Takeda America and Offeror	I-1

i

 SUMMARY TERM SHEET

        This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the complete terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal. All references in this Offer to Purchase to "Offeror," "we," "our," or "us" mean Jade Subsidiary Corporation.

Securities Sought:	All outstanding shares of common stock, par value $0.01 per share, of IDM Pharma, Inc.
Consideration Offered Per Share:
$2.64 per Share, net to the seller in cash. Any payments made as consideration for Shares tendered into and accepted in the Offer will be subject to any required withholding of taxes, and no interest will be paid thereon.
Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Monday, June 22, 2009.
Offeror:
Jade Subsidiary Corporation, a wholly owned subsidiary of Takeda America Holdings, Inc., which is a wholly owned subsidiary of Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan.
Minimum Condition:
A majority of the outstanding Shares on a fully diluted basis (where "on a fully diluted basis" means the number of outstanding Shares, together with the Shares that IDM may be required to issue pursuant to outstanding warrants, options or other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or exercisable).
IDM Board of Directors' Recommendation:	IDM's board of directors recommends that IDM's stockholders tender their Shares into and accept the Offer and, if necessary, vote in favor of the adoption of the Merger Agreement.

Other Information

        The Offer is the first step in Takeda America's plan to acquire all outstanding Shares, as provided in the Merger Agreement. If the Offer is successful, Takeda America, through its wholly owned subsidiary, will acquire any remaining Shares through the Merger, pursuant to which each remaining outstanding Share (other than (1) any Shares held by IDM as treasury stock or owned by Takeda America, us or any subsidiary of IDM, Takeda America or us and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right to be paid the fair value of such Shares in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will be automatically canceled and converted into the right to receive the Offer Price. IDM stockholders will have appraisal rights with respect to the Merger, but not the Offer.

        The initial offering period of the Offer will expire at 12:00 midnight, New York City time, at the end of Monday, June 22, 2009 (such time and date, or the latest time and date to which the Offer may be extended, the "Expiration Date"), unless we extend the Offer. We may not extend the Expiration Date without the consent of IDM other than (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), or its staff, (2) if, on or prior to the Expiration Date, any of the conditions of the Offer (see Section 14—"Conditions of the Offer") have not been satisfied or waived, in which event we are required to extend the Offer for one or more periods of up to 10 business days each until the earlier of the date on which all of the conditions and requirements of the Offer are satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms, or (3) in connection with an increase in the Offer Price so as to comply with the applicable rules and regulations of the SEC. In no event may the Offer be extended beyond July 22, 2009 without the prior written consent of IDM.

        If fewer than 90% of the number of outstanding Shares are accepted for payment pursuant to the Offer (excluding for this purpose as Shares that are tendered for payment pursuant to the Offer any Shares that are tendered in the Offer pursuant to notices of guaranteed delivery) (see Section 3—"Procedures for Accepting the Offer and Tendering Shares") we may, without the consent of IDM, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") following our acceptance for payment of Shares in the Offer.

        If we decide to or are required to extend the Offer, we will issue a press release setting forth the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer.

        In addition, IDM has granted us an irrevocable option to purchase, at a per Share price equal to the Offer Price, up to the number of additional Shares sufficient to cause us to own one Share more than 90% of the outstanding Shares on a fully diluted basis. The number of additional Shares that we can purchase under this "top-up option" is limited to the number of authorized but unissued Shares and any treasury Shares held by IDM, excluding the number of Shares reserved for issuance pursuant to the exercise of options and warrants. We may exercise this "top-up option" only after the Acceptance Time (as defined below). See Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM."

IDM Board of Directors' Recommendation

        IDM's board of directors has:

  •
  determined that the Merger, the Offer and the Merger Agreement are fair to and in the best interests of IDM and its stockholders,

  •
  approved the Merger, the Offer and the Merger Agreement and declared their advisability in accordance with the provisions of the DGCL,

  •
  directed that the Merger Agreement be submitted to the stockholders of IDM for their adoption and resolved to recommend that the stockholders of IDM vote in favor of the adoption of the Merger Agreement, to the extent required by law,

  •
  to the extent necessary, adopted resolutions having the effect of causing IDM not to be subject to any takeover law or similar law that might otherwise apply to the Merger Agreement, the Stockholders' Agreement, the Merger, the Offer or any other transactions contemplated by the Merger Agreement or the Stockholders' Agreement, and

  •
  recommended that the holders of IDM common stock tender their Shares into and accept the Offer.

Conditions and Termination

        We are not required to complete the Offer unless the number of Shares validly tendered and not properly withdrawn is at least a majority of the outstanding Shares on a fully diluted basis. As of May 18, 2009, the required minimum number of Shares would have been approximately 30,749,120 Shares.

        See Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM" and Section 14—"Conditions of the Offer" in this Offer to Purchase for a description of other conditions to the Offer and the Offeror's, Takeda America's and IDM's respective rights to terminate the Merger Agreement. The Offer is not conditioned on Takeda America obtaining financing.

Procedures for Tendering

        If you wish to accept the Offer, please do the following:

  •
  If you are a record holder (i.e., a stock certificate has been issued to you or you hold Shares in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary or follow the procedures described in this Offer to Purchase and the enclosed Letter of Transmittal for book-entry transfer. These materials must reach the Depositary on or prior to the Expiration Date. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedures for Accepting the Offer and Tendering Shares" in this Offer to Purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary on or before the Expiration Date, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, The Altman Group, toll-free at (866) 796-7182 for assistance. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" in this Offer to Purchase for further details.

  •
  If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in the Offer.

Withdrawal Rights

        If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the Expiration Date. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights" for further details.

Recent IDM Trading Prices

        On May 15, 2009, the last full trading day prior to the announcement of the execution of the Merger Agreement, the reported closing price for the Shares on The NASDAQ Global Market ("NASDAQ") was $1.70 per Share. On May 22, 2009, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $2.61 per Share. See Section 6—"Price Range of the Shares; Dividends" for further details. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

        On April 8, 2009, IDM received a notice from the Listing Qualifications Staff of the NASDAQ Stock Market LLC indicating that IDM is not in compliance with NASDAQ continued listing requirements. On April 23, 2009, IDM submitted a plan of compliance requesting an extension of time to regain compliance, and such extension was granted. If the Offer is not completed or if the Merger does not close promptly thereafter, IDM's common stock may be delisted or IDM may transfer to the NASDAQ Capital Market. If, however, the Offer is successful, we expect the Shares to continue to be traded on NASDAQ until the time of the Merger, although we expect trading volume to be below the trading volume before the commencement of the Offer. Please note that the time period between completion of the Offer and the Merger may be very short. See Section 7—"Possible Effect of the Offer on the Market for the Shares Following the Acceptance Time; NASDAQ Listing; Exchange Act Registration; Margin Regulations" for further details.

U.S. Federal Income Tax Consequences of Tendering or Exchanging Your Shares

        The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you sell Shares pursuant to the Offer or receive cash in exchange for Shares pursuant to the Merger, you should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and your tax basis in the Shares sold or exchanged. See Section 5—"Material U.S. Federal Income Tax Consequences" for further details.

Further Information

        You may contact The Altman Group at the address and telephone number listed below if you have any questions about the Offer. The Altman Group is acting as the Information Agent for the Offer.

The Information Agent for the Offer is:

1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Call Toll-Free: 866-796-7182
Banks and Brokers call: 201-806-7300
Fax: 201-460-0050
Email: reorg@altmangroup.com

 FREQUENTLY ASKED QUESTIONS

        The following are answers to some of the questions you, as an IDM stockholder, may have about the Offer. We urge you to carefully read this Offer to Purchase in its entirety and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the other sections of this Offer to Purchase and the Letter of Transmittal.

Who is offering to purchase my Shares?

        We are Jade Subsidiary Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Takeda America Holdings, Inc., which is a New York corporation and wholly owned subsidiary of Takeda Pharmaceutical Company Limited, a research-based, global pharmaceutical company organized under the laws of Japan. We were formed for the purpose of making the Offer and consummating the Merger. See the "Introduction" to this Offer to Purchase and Section 9—"Information Concerning TPC, Takeda America and Offeror."

How much consideration are you offering and in what form of payment?

        For each Share tendered and accepted for payment in the Offer, we are offering $2.64, net to you in cash. The Offer Price will be subject to any required withholding of taxes, and no interest will be paid thereon.

Will I have to pay any fees or commissions?

        If you are the record holder of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses or stock transfer taxes. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

What does IDM's board of directors think of the Offer?

        IDM's board of directors has recommended that you accept the Offer and tender your Shares into the Offer. See the "Introduction" to this Offer to Purchase and Section 10—"Background of the Offer and the Merger; Past Contacts or Negotiations Between TPC, Takeda America and IDM."

Have any IDM stockholders agreed to tender their Shares?

        Yes. Each of IDM's directors and executive officers, and certain other stockholders of IDM, have entered into a stockholders' agreement with Takeda America (the "Stockholders' Agreement"), which provides, among other things, that these stockholders will irrevocably accept the Offer and tender their Shares in the Offer and not withdraw such Shares once tendered, subject to certain termination provisions that would enable certain of these stockholders not to tender their shares in limited circumstances described in the Stockholders' Agreement. The Shares subject to this Stockholders' Agreement represent approximately 55% of the outstanding Shares as of May 18, 2009 and approximately 49% of the Shares then estimated to be deemed outstanding for purposes of determining the Minimum Condition. See the "Introduction" to this Offer to Purchase and Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM."

How long do I have to decide whether to tender into and accept the Offer?

        Unless we extend the Expiration Date, you will have until 12:00 midnight, New York City time, at the end of Monday, June 22, 2009, to tender your Shares into and accept the Offer. In certain circumstances, we may extend the Expiration Date without the consent of IDM. See Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM."

        We may not extend the Expiration Date without the consent of IDM other than:

  •
  as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the SEC or its staff,

  •
  if, on or prior to the Expiration Date, any of the conditions of the Offer (see Section 14—"Conditions of the Offer") have not been satisfied or waived, in which event we are required to extend the Offer for one or more periods of up to 10 business days each, until the earlier of the date on which all of the conditions and requirements of the Offer are satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms, or

  •
  in connection with an increase in the Offer Price so as to comply with the applicable rules and regulations of the SEC.

        In no event may the Offer be extended beyond July 22, 2009 without the prior written consent of IDM.

        If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

How do I tender my Shares?

        If you are the record holder of Shares, then to tender your Shares you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to the Depositary on or prior to the Expiration Date. If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. If you cannot deliver a required item to the Depositary by the Expiration Date, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three-trading-day period or your Shares will not be validly tendered. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can holders of vested stock options and holders of vested warrants participate in the Offer?

        The Offer is only for outstanding Shares and not for any options or warrants to acquire Shares. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan and your stock option agreement, and tender the Shares received upon the exercise in accordance with the terms of the Offer. If you hold vested but unexercised warrants and you wish to participate in the Offer, you must exercise your warrants in accordance with their terms, and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" and Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM."

Is your financial condition relevant to my decision to tender into and accept the Offer?

        We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

  •
  we were organized solely in connection with the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement (together with the Offer and the Merger, the "Transactions"), and have not carried on any activities other than in connection with the Transactions;

  •
  we, through our parent company, Takeda America, and its parent company, TPC, will have sufficient funds and financial resources available to pay the Offer Price to each stockholder who validly tenders his, her or its Shares into and accepts the Offer;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same consideration as the Offer Price.

See Section 12—"Source and Amount of Funds."

Will the Offer be followed by a merger?

        Yes, unless the conditions to the Merger are not satisfied or waived. In the Merger, we will acquire all remaining Shares in the Merger for the same consideration as the Offer Price. If the Merger takes place, Takeda America will own, following the Merger, all of the Shares, and all IDM stockholders who did not tender their Shares into and accept the Offer and do not properly exercise appraisal rights will receive the Offer Price. See Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM" and Section 14—"Conditions of the Offer" for a description of the conditions to the Merger.

If I decide not to tender, how will the Offer affect my Shares?

        If you do not tender your Shares into and accept the Offer and the Merger takes place, your Shares will be automatically canceled and converted into the right to receive the Offer Price, unless you properly exercise appraisal rights under Delaware law. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares into and accepting the Offer are that if you tender your Shares into and accept the Offer, you will be paid earlier and you will not have appraisal rights under Delaware law. If the Merger does not close immediately after the Offer closes, the number of stockholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a liquid public trading market for the Shares. In addition, if as a result of the purchase of Shares in the Offer, the Shares may no longer meet the guidelines for continued listing on NASDAQ, IDM may transfer the listing of the Shares to the NASDAQ Capital Market, the quotation for the Shares on NASDAQ may be discontinued and/or the Shares may not be eligible for listing on any other market or securities exchange. In addition, IDM may also cease making filings with the SEC or otherwise no longer be required to comply with certain SEC rules and filing obligations relating to publicly held companies, and the shares may cease to be "margin securities". In addition, following the Effective Time, we plan to de-list from NASDAQ and de-register IDM's common stock under the Exchange Act.

Who should I call if I have questions about the Offer? Where can I obtain additional copies of the Offer documents?

        Questions or requests for assistance may be directed to The Altman Group, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

To: All Holders of Shares of Common Stock of IDM Pharma, Inc.:

INTRODUCTION

        Jade Subsidiary Corporation ("Offeror"), a Delaware corporation and wholly owned subsidiary of Takeda America Holdings, Inc. ("Takeda America"), which is a New York corporation and wholly owned subsidiary of Takeda Pharmaceutical Company Limited ("TPC"), a corporation organized under the laws of Japan, is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of IDM Pharma, Inc. ("IDM"), a Delaware corporation, at a price of $2.64 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase, the "Offer"). All references to this Offer to Purchase, the Letter of Transmittal and the Offer include any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, respectively. The Offer Price will be subject to any required withholding of taxes, and no interest will be paid thereon.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 18, 2009 (the "Merger Agreement"), among Takeda America, us and IDM. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis (where "on a fully diluted basis" means the number of outstanding Shares, together with the Shares that IDM may be required to issue pursuant to outstanding warrants, options or other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or exercisable) (the "Minimum Condition"). The Offer also is subject to certain other terms and conditions. See Section 14—"Conditions of the Offer." After the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), we have agreed to merge with and into IDM (the "Merger"), with IDM becoming a wholly owned subsidiary of Takeda America.

        If you are the record holder of Shares and tender directly to us in the Offer, you will not be obligated to pay brokerage fees or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of Shares pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with those institutions as to whether or not they charge any fee or commission. In addition, if you do not complete and sign a Form W-9 or Substitute Form W-9 (a copy of which is included in the Letter of Transmittal), you may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to you. See Section 3—"Procedures for Accepting the Offer and Tendering Shares." We will pay all charges and expenses of American Stock Transfer & Trust Company, as Depositary for the Offer, and The Altman Group, as Information Agent for the Offer, incurred in connection with the Offer.

        The board of directors of IDM has (1) determined that the Merger, the Offer and the Merger Agreement are fair to and in the best interests of IDM and its stockholders, (2) approved the Merger, the Offer and the Merger Agreement and declared their advisability in accordance with the provisions of the DGCL, (3) directed that the Merger Agreement be submitted to the stockholders of IDM for their adoption and resolved to recommend that the stockholders of IDM vote in favor of the adoption of the Merger Agreement, to the extent required by law, (4) to the extent necessary, adopted resolutions having the effect of causing IDM not to be subject to any takeover law or similar law that might otherwise apply to the Merger Agreement, the Stockholders' Agreement (as defined below), the Merger, the Offer or any other transactions contemplated by the Merger Agreement or the Stockholders' Agreement, and (5) recommended that the holders of IDM common stock tender their Shares into and accept the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all outstanding Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, at the end of Monday, June 22, 2009, unless we extend the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. We may not extend the Expiration Date without the consent of IDM other than (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), or its staff, (2) if, on or prior to the Expiration Date, any of the conditions of the Offer (see Section 14—"Conditions of the Offer") have not been satisfied or waived, in which event we are required to extend the Offer for one or more periods of up to 10 business days each, until the earlier of the date on which all of the conditions and requirements of the Offer are satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms, or (3) in connection with an increase in the Offer Price so as to comply with the applicable rules and regulations of the SEC. In no event may the Offer be extended beyond July 22, 2009 without the prior written consent of IDM.

        If fewer than 90% of the number of outstanding Shares are accepted for payment pursuant to the Offer (excluding for this purpose as Shares that are tendered for payment pursuant to the Offer any Shares that are tendered in the Offer pursuant to notices of guaranteed delivery) (see Section 3—"Procedures for Accepting the Offer and Tendering Shares") we may, without the consent of IDM, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act following our acceptance for payment of Shares in the Offer.

        In addition, IDM has granted us an irrevocable option to purchase, at a per Share price equal to the Offer Price, up to the number of additional Shares sufficient to cause us to own one Share more than 90% of the outstanding Shares on a fully diluted basis. The number of additional Shares that we can purchase under this "top-up option" is limited to the number of authorized but unissued Shares and any treasury Shares held by IDM, excluding the number of Shares reserved for issuance pursuant to the exercise of options and warrants. We may exercise this "top-up option" only after the Acceptance Time (as defined below). See Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM."

        Following the consummation of the Offer and the satisfaction or waiver of the conditions to the Merger, the Merger will occur, pursuant to which we will merge with and into IDM, with IDM continuing as the surviving corporation (the "Surviving Corporation") after the Merger. In the Merger, each outstanding Share (other than (1) any Shares held by IDM as treasury stock or owned by Takeda America, us or any subsidiary of IDM, Takeda America or us and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right to be paid the fair value of such Shares in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will be automatically canceled and converted into the right to receive the Offer Price. Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM" contains a more detailed description of the Merger Agreement. Section 5—"Material U.S. Federal Income Tax Consequences" describes the material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer (including any subsequent offering period) or the Merger.

        Approval of the Merger requires the affirmative vote of holders of at least a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger will be approved by IDM's stockholders. See Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM."

        The board of directors of IDM received an opinion, dated May 17, 2009, of JMP Securities LLC ("JMP"), IDM's financial advisor, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the opinion, the consideration of $2.64 in cash per Share (or such higher price per Share that may be paid as the closing payment in the Offer) to be received by holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. The full text of JMP's written opinion, dated May 17, 2009, is attached as Annex II to IDM's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by IDM as of the date hereof with the SEC in connection with the Offer and is being mailed to holders of Shares concurrently with this Offer to Purchase and the related Letter of Transmittal. Holders of Shares are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken. JMP's opinion was provided for the use and benefit of the board of directors of IDM in connection with, and for the purpose of, its evaluation of the Offer Price from a financial point of view and does not address any other aspect of the Offer or the Merger. The opinion does not address the merits of the underlying decision by IDM to engage in the transactions provided for in the Merger Agreement and does not constitute a recommendation to any stockholder as to whether such stockholder should tender any shares pursuant to the Offer or how such stockholder should vote on the adoption of the Merger Agreement or any matter related thereto.

        IDM has informed Takeda America that each executive officer and director of IDM who owns Shares has advised IDM that he or she presently intends to tender in the Offer all Shares that he or she owns of record or beneficially. The foregoing does not include any Shares over which, or with respect to which, any such executive officer or director acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender. In addition, each executive officer and director of IDM, and certain other stockholders of IDM, have entered into a stockholders' agreement with Takeda America (the "Stockholders' Agreement"), which provides, among other things, that these stockholders will irrevocably tender their Shares into and accept the Offer and not withdraw such Shares once tendered, subject to certain termination provisions that would enable certain of these stockholders not to tender their shares in limited circumstances described in the Stockholders' Agreement. We and Takeda America have included the Stockholders' Agreement as an exhibit to the Tender Offer Statement on Schedule TO that we and Takeda America have filed with the SEC. The Shares subject to the Stockholders' Agreement represent approximately 55% of the outstanding Shares as of May 18, 2009 and approximately 49% of the Shares then estimated to be deemed outstanding for purposes of determining the Minimum Condition. See Section 11—"Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; Stockholders' Agreement; 'Going Private' Transactions; Plans for IDM."

        The Offer is conditioned upon the fulfillment of the conditions described in Section 14—"Conditions of the Offer." The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Monday, June 22, 2009, unless the Offer is extended.

        This Offer to Purchase and the related Letter of Transmittal contain important information that IDM's stockholders should read carefully before making any decision with respect to the Offer.

 THE TENDER OFFER

1.     TERMS OF THE OFFER.

        We are offering to purchase all of the outstanding Shares. According to IDM, as of May 18, 2009, there were 25,278,599 Shares issued and outstanding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", on or prior to the Expiration Date. We may not extend the Expiration Date without the consent of IDM other than (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), or its staff, (2) if, on or prior to the Expiration Date, any of the conditions of the Offer (see Section 14—"Conditions of the Offer") have not been satisfied or waived, in which event we are required to extend the Offer for one or more periods of up to 10 business days each, until the earlier of the date on which all of the conditions and requirements of the Offer are satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms, or (3) in connection with an increase in the Offer Price so as to comply with the applicable rules and regulations of the SEC. In no event may the Offer be extended beyond July 22, 2009 without the prior written consent of IDM. If we extend the Expiration Date, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. You may withdraw any Shares that you have previously tendered at any time on or prior to the Expiration Date. See Section 4—"Withdrawal Rights."

        If fewer than 90% of the number of outstanding Shares are accepted for payment pursuant to the Offer (excluding for this purpose as Shares that are tendered for payment pursuant to the Offer any Shares that are tendered in the Offer pursuant to notices of guaranteed delivery) (see Section 3—"Procedures for Accepting the Offer and Tendering Shares") we may, without the consent of IDM, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act following our acceptance for payment of Shares in the Offer. A subsequent offering period, if one is provided, will allow IDM's stockholders to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. In any subsequent offering period, you may tender Shares using the same procedures applicable to the Offer (except that Shares tendered may not be withdrawn) and we will immediately accept and promptly pay for Shares as they are tendered. In the event that we extend the Offer or provide a subsequent offering period, we will provide an announcement to that effect to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for 12:00 midnight, New York City time, at the end of Monday, June 22, 2009.

        Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, we also reserve the right, at any time or from time to time, to (1) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14—"Conditions of the Offer" has not been satisfied or upon the occurrence of any event specified in Section 14—"Conditions of the Offer"; and (2) waive any condition to the Offer (other than the Minimum Condition, which may be waived only with IDM's prior written consent). We acknowledge that Rule 14e-1(c) under the Exchange Act requires us to pay the Offer Price or return the Shares tendered promptly after the termination or withdrawal of the Offer.

        The rights that we reserve in the preceding paragraph are in addition to our rights pursuant to Section 14—"Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which Takeda America and we may choose to make any public announcement, Takeda America and we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

        If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable interpretations and regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if, on or prior to the Expiration Date, we decrease the number of Shares being sought or the Offer Price (either of which would require the consent of IDM) or increase the Offer Price, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to IDM's stockholders, we will extend the Offer at least until the expiration of that period of 10 business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14—"Conditions of the Offer." We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of the conditions of the Offer other than the Minimum Condition, which may be waived only with IDM's prior written consent. In the event that we waive any condition described in Section 14—"Conditions of the Offer", the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to IDM's stockholders, require that the Offer remain open for an additional period of time or that Takeda America and we disseminate information concerning such waiver, or both.

        IDM has provided Takeda America and us with its stockholder list and security position listings for the purpose of disseminating the Offer to IDM's stockholders. Takeda America and we will mail this Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials to record holders of Shares, and Takeda America and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.     ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

        Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC, we will purchase, by accepting for payment, and will pay for, all outstanding Shares validly tendered and not properly withdrawn (as permitted by Section 4—"Withdrawal Rights") on or prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer described in Section 14—"Conditions of the Offer." If we include a subsequent offering period, we will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period.

        In all cases, we have agreed to pay for Shares accepted for payment in the Offer only after timely receipt by the Depositary of:

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  certificates representing the Shares ("Share Certificates") or timely confirmation of the book-entry transfer of the Shares ("Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares";

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  the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and

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  any other documents that the Letter of Transmittal requires.

        "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, outstanding Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price for the Shares with the Depositary, which will act as agent for tendering IDM stockholders for the purpose of receiving the Offer Price from us and transmitting the Offer Price for Shares validly tendered and not properly withdrawn.

        If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

        If, on or prior to the Expiration Date, we increase the price offered to IDM's stockholders in the Offer, we will pay the increased price to all IDM stockholders from whom we purchase Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, we have no intention to increase the price in the Offer.

        We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered into and accepted in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and not properly withdrawn and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3.     PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

        Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares into and accept the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent's Message in connection with a delivery of Shares by book-entry transfer, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (1) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (2) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the Expiration Date.

        Book-Entry Transfer.    The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

        Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        For Shares to be validly tendered during a subsequent offering period, you must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period. The guaranteed delivery procedure described below is not applicable to a subsequent offering period.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

        Signature Guarantees.    A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered by a registered holder of Shares that has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" in the Letter of Transmittal or for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

        If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each delivery of Share Certificates.

        Guaranteed Delivery.    If you want to tender Shares into and accept the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

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  your tender is made by or through an Eligible Institution;

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  the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or prior to the Expiration Date, substantially in the form made available by us; and

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  the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three The NASDAQ Global Market ("NASDAQ") trading days after the date of execution of the Notice of Guaranteed Delivery.

        You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering IDM stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at a Book-Entry Transfer Facility, as the case may be.

        Backup U.S. Federal Income Tax Withholding.    Under U.S. federal income tax laws, the Depositary will generally be required to report to a U.S. holder and to the Internal Revenue Service any payments made to a U.S. holder in exchange for Shares sold pursuant to the Offer, and may be required to "backup withhold" 28% of any such payment. To prevent backup withholding, a U.S. holder should provide the Depositary or other applicable person a properly completed Form W-9 or Substitute Form W-9 (a copy of which is included in the Letter of Transmittal), signed under penalties of perjury, including such U.S. holder's correct Taxpayer Identification Number ("TIN") and other certifications. If the U.S. holder does not provide the Depositary with a TIN and other required certifications, the Depositary will backup withhold 28% of payments otherwise payable to the U.S. holder (unless the U.S. holder is an exempt recipient as described in the next sentence and demonstrates this fact). Certain U.S. holders (including, among others, corporations) are generally exempt from the backup withholding and reporting requirements. See

Instruction 11 of the Letter of Transmittal. In certain circumstances, non-U.S. holders will be subject to backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the U.S. Internal Revenue Code of 1986, as amended (the "Code") or such holder otherwise establishes an exemption. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

        Appointment as Proxy.    By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent's Message), you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, we accept your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of IDM's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of IDM's stockholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of IDM's stockholders.

        Determination of Validity.    We will, in our sole discretion, determine all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, which determination will be final and binding on all parties. We reserve the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires IDM's prior written consent) or any defect or irregularity in any tender of Shares by any particular IDM stockholder, whether or not similar defects or irregularities are waived in the case of other IDM stockholders. Subject to the terms of the Merger Agreement and applicable law, our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. We will not be, and none of Takeda America or any of its affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be, under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Tender Constitutes Binding Agreement.    Our acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.     WITHDRAWAL RIGHTS.

        Other than during a subsequent offering period, you may withdraw Shares that you have previously tendered in the Offer at any time on or prior to the Expiration Date, and, following such expiration, you can withdraw them at any time unless theretofore accepted for payment as provided in this Offer to Purchase. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

        If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4—"Withdrawal Rights." Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the SEC.

        In order for your withdrawal to be proper and effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility, in which case a notice of withdrawal will be effective and proper if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you properly withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time on or prior to the Expiration Date by following any of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        We will, in our sole discretion, determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, which determination will be final and binding. None of Takeda America, us or any of our respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following discussion summarizes the material U.S. federal income tax consequences of the Offer to U.S. holders and non-U.S. holders (each as defined below) whose Shares are purchased pursuant to the Offer. The material U.S. federal income tax consequences of the Merger to such holders will be substantially the same as those of the Offer. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated under the Code and judicial and administrative rulings, all as in effect as of the date of this Offer and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of the stockholder's particular circumstances, nor does it discuss the special considerations applicable to those holders of Shares subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their Shares through the exercise of options or other compensation arrangements or stockholders who hold their Shares as part of a straddle, constructive sale or conversion transaction. This discussion assumes that holders of Shares hold the Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Neither we nor IDM will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein, and, accordingly, the Internal Revenue Service may not agree with the positions described in this Offer.

        We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Offer. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Offer. We also do not address foreign, state, local, alternative minimum or other tax consequences of the Offer. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the sale of Shares pursuant to the Offer, in light of your individual circumstances.

        If a partnership holds Shares, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your own tax advisor.

        For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner of Shares that is:

  •
  an individual citizen or resident of the United States for U.S. federal income tax purposes;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

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  an estate that is subject to U.S. federal income tax on all of its income regardless of source.

A "non-U.S. holder" is a beneficial owner (other than a partnership) of Shares that is not a U.S. holder.

  U.S. Holders

        General.    The receipt of the Offer Price by a U.S. holder in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, if you sell Shares pursuant to the Offer or subsequent offering period (if one is provided) or receive cash in exchange for Shares pursuant to the Merger, you should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and your tax basis in the Shares sold or exchanged. Generally that gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year.

        Information Reporting and Backup Withholding.    Under U.S. federal income tax laws, the Depositary will generally be required to report to a U.S. holder and to the Internal Revenue Service any payments made to a U.S. holder in exchange for Shares sold pursuant to the Offer, and may be required to "backup withhold" 28% of any such payment. To prevent such backup withholding, a U.S. holder should provide the Depositary or other applicable person a properly completed Form W-9 or Substitute Form W-9 (a copy of which is included in the Letter of Transmittal), signed under penalties of perjury, including such U.S. holder's current TIN, and other certifications. If the U.S. holder does not provide the Depositary with a TIN and other required certifications, the Depositary will backup withhold 28% of payments otherwise payable to the U.S. holder (unless the U.S. holder is an exempt recipient as described in the next sentence and demonstrates this fact).

        Certain U.S. holders (including, among others, corporations) are generally exempt from the backup withholding and reporting requirements. See Instruction 11 of the Letter of Transmittal. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Substitute Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Substitute Form W-9 in the space provided.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

  Non-U.S. Holders

        Any gain realized by a non-U.S. holder upon the sale of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed in the same manner as U.S. holders (described above) except that if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its earnings and profits effectively connected to the U.S. trade or business for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable tax treaty); or

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  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the surrender of Shares pursuant to the Offer and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder's net gain realized, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

        A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (as discussed for U.S. holders), unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

6.     PRICE RANGE OF THE SHARES; DIVIDENDS.

        The Shares have been listed on NASDAQ under the trading symbol "IDMI". The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on NASDAQ during each quarter presented:

	High	Low
Year Ended December 31, 2007:
First Quarter	$3.52	$2.22
Second Quarter	10.75	2.22
Third Quarter	3.00	1.46
Fourth Quarter	1.70	0.77
Year Ended December 31, 2008:
First Quarter	$3.88	$0.57
Second Quarter	2.92	1.82
Third Quarter	3.75	1.64
Fourth Quarter	3.10	1.42
Year Ending December 31, 2009:
First Quarter	$2.62	$1.52
Second Quarter (through May 22, 2009)	$2.63	$2.61

        IDM has never declared or paid cash dividends on the Shares. Under the terms of the Merger Agreement, without Takeda America's prior consent, IDM is not permitted to declare or pay dividends with respect to the Shares.

        On May 15, 2009, the last full trading day prior to the announcement of the execution of the Merger Agreement, the reported closing price for the Shares on NASDAQ was $1.70 per Share. On May 22, 2009, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $2.61 per Share. On April 8, 2009, IDM received a notice from the Listing Qualifications Staff of the NASDAQ Stock Market LLC indicating that IDM is not in compliance with NASDAQ continued listing requirements. On April 23, 2009, IDM submitted a plan of compliance requesting an extension of time to regain compliance, and such extension was granted. If the Offer is not completed or if the Merger does not close promptly thereafter, IDM's common stock may be delisted or IDM may transfer to the NASDAQ Capital Market.

        You are urged to obtain a current market quotation for the Shares before making a decision with respect to the Offer.

7.     POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES FOLLOWING THE ACCEPTANCE TIME; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

        Possible Effects of the Offer on the Market for the Shares Following the Acceptance Time.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither Takeda America nor we can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        NASDAQ Listing.    On April 8, 2009, IDM received a notice from the Listing Qualifications Staff of the NASDAQ Stock Market LLC indicating that IDM is not in compliance with NASDAQ continued listing requirements. On April 23, 2009, IDM submitted a plan of compliance requesting an extension of time to regain compliance, and such extension was granted. If the Offer is not completed or if the Merger does not close promptly thereafter, IDM's common stock may be delisted or IDM may transfer to the NASDAQ Capital Market.

        In addition, depending upon the number of Shares purchased pursuant to the Offer, the Shares no longer may meet the standards set forth in NASDAQ's published guidelines for continued listing on NASDAQ. According to NASDAQ's published guidelines, NASDAQ would consider delisting the Shares if, among other things:

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  the number of total stockholders (including both holders of record and beneficial owners) falls below 400;

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  the market value of publicly held Shares falls below $5,000,000;

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  the number of publicly held Shares (exclusive of Shares held by officers, directors or beneficial owners of 10% or more of the outstanding Shares) falls below 750,000; or

  •
  there are fewer than two market makers for the Shares.

In this event, the market for Shares would be adversely affected. In the event the Shares are no longer listed on NASDAQ, it is possible that the Shares would trade in the over-the-counter market and that price quotations might still be available from such other sources.

        The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by IDM to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that IDM is required to furnish to IDM's stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions by written consent pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to IDM. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions would no longer be applicable to IDM. In addition, the ability of "affiliates" of IDM and persons holding "restricted securities" of IDM to dispose of the securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing. Takeda America and we believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause IDM to take such actions as are required to terminate such registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for deregistration.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on NASDAQ (unless delisted as set forth above in "—NASDAQ Listing") will be terminated following the completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities. Depending upon factors such as the number of record holders of Shares, the number and market value of publicly held Shares and whether registration of the Shares under the Exchange Act was terminated, following the purchase of Shares pursuant to the Offer, the Shares might no longer be "margin securities" for purposes of the Federal

Reserve Board's margin regulations, and, therefore, could no longer be used as collateral for such extensions of credit.

8.     INFORMATION CONCERNING IDM.

        IDM is a Delaware corporation with its principal executive offices located at 9 Parker, Suite 100, Irvine, California 92618. The telephone number at that location is (949) 470-4751. IDM is a biopharmaceutical company focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM's lead product candidate is mifamurtide, or L-MTP-PE, known as MEPACT® in Europe, for the treatment in combination with chemotherapy following surgery of patients with non-metastatic resectable osteosarcoma, or bone cancer.

        IDM is required to file its annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. IDM's SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov.

9.     INFORMATION CONCERNING TPC, TAKEDA AMERICA AND OFFEROR.

        TPC is a Japanese corporation. TPC's principal executive offices are located at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan. The telephone number of TPC's principal executive offices is +81 6 6204-2111. TPC is a research-based global pharmaceutical company. TPC is engaged in the discovery, development, manufacturing, marketing, importing and exporting of pharmaceutical drugs.

        Takeda America is a New York corporation. Takeda America's principal executive offices are located at 767 Third Avenue, 8th Floor, New York, NY 10017, USA. The telephone number of Takeda America's principal executive offices is (212) 421-6954. As a wholly-owned subsidiary of TPC, Takeda America handles cash management and investment activities for TPC within the North America region.

        Offeror is a Delaware corporation and a wholly-owned subsidiary of Takeda America. Offeror was organized by TPC to acquire IDM and has not conducted any unrelated activities since its organization. All outstanding shares of the capital stock of Offeror are wholly-owned by Takeda America. Offeror's principal executive offices are located at 40 Landsdowne Street, Cambridge, Massachusetts, 02139, and its telephone number at that address is (617) 679-7000.

        The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of TPC, Takeda America and Offeror are listed in Schedule I to this Offer to Purchase.

        Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase:

  •
  none of TPC, Takeda America, Offeror, or, to the knowledge of TPC, Takeda America and Offeror, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of TPC, Takeda America, Offeror, or any of the persons so listed beneficially owns or has a right to acquire any Shares or any other equity securities of IDM;

  •
  none of TPC, Takeda America, Offeror, or, to the knowledge of TPC, Takeda America and Offeror, any of the persons or entities referred to in the first bullet above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of IDM during the past 60 days;

  •
  none of TPC, Takeda America, Offeror, or, to the knowledge of TPC, Takeda America and Offeror, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of IDM (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations);

  •
  during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between TPC, Takeda America, Offeror or any of their subsidiaries, or, to the knowledge of TPC, Takeda America and Offeror, any of the persons listed in

    Schedule I to this Offer to Purchase, on the one hand, and IDM or any of its executive officers, directors or affiliates, on the other hand; and

  •
  during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between TPC, Takeda America, Offeror or any of their subsidiaries, or, to the knowledge of TPC, Takeda America and Offeror, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and IDM or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any securities of IDM, an election of IDM's directors or a sale or other transfer of a material amount of IDM's assets.

        None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

10.   BACKGROUND OF THE OFFER AND THE MERGER; PAST CONTACTS OR NEGOTIATIONS BETWEEN TPC, TAKEDA AMERICA AND IDM.

        The information set forth below regarding IDM was provided by IDM, and neither we nor Takeda America take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which none of us, Takeda America or our respective representatives participated.

        TPC continually evaluates its strategic opportunities to strengthen its business and deliver long-term value to its stockholders. As part of its long-term strategic planning, TPC has identified the continued expansion of its global oncology business and its U.S. operations as an important part of its long-term strategy, in addition to pursuing growth opportunities in its other drug businesses. In furtherance of this objective, TPC regularly reviews potential opportunities to expand its portfolio of critical care products, including through investments, collaborations, acquisitions and other business initiatives.

        On November 28, 2006, Sylvie Gregoire, the then Executive Chair of the IDM board of directors, contacted Daniel Curran, M.D., who was then Vice President of Business Development of Millennium Pharmaceuticals, Inc. ("Millennium"), which is currently a wholly owned subsidiary of Takeda America, but at the time was an independent public company, to discuss IDM's business and a potential strategic transaction relating to MEPACT.

        In December 2006, Millennium entered into a confidentiality agreement with IDM and commenced due diligence on IDM. Representatives of IDM, representatives of JMP and representatives of Millennium met at various times throughout the due diligence process to discuss due diligence and valuation related issues.

        On February 23, 2007, a representative of Millennium contacted JMP and communicated that Millennium would be interested in exploring with IDM a license by Millennium of MEPACT or the acquisition by Millennium of IDM with an upfront payment and milestone payments tied to the U.S. Food and Drug Administration's ("FDA's") approval of MEPACT. Thereafter, IDM, Millennium and representatives of JMP continued to have discussions about possible deal structures and due diligence issues.

        On May 9, 2007, IDM announced that the FDA Oncologic Drugs Advisory Committee ("ODAC") voted 12 to 2 that the results of IDM's Phase 3 clinical trial of MEPACT did not provide substantial evidence of effectiveness of MEPACT in the treatment of patients with non-metastatic, resectable osteosarcoma who are receiving combination chemotherapy. Following this negative outcome, Millennium's discussions with IDM regarding a potential strategic transaction relating to MEPACT terminated.

        In February 2008, representatives of JMP contacted Dr. Curran to discuss reengaging in strategic discussions regarding MEPACT, with a focus on a European-based licensing transaction. Dr. Curran informed JMP that Millennium was not interested in reengaging in discussions, due in part to the fact that Millennium did not then have a European commercial infrastructure.

        On November 18, 2008, IDM issued a press release announcing the CHMP had issued a positive opinion regarding centralized marketing authorization for MEPACT in Europe. Following this announcement, representatives of JMP contacted Millennium to discuss a potential strategic transaction involving IDM and MEPACT.

        Since the time of Millennium's previous decision not to proceed with evaluation of a strategic transaction involving IDM and MEPACT, Millennium had become a subsidiary of TPC in May 2008. TPC's European subsidiary ("TPEU") had a commercial infrastructure in Europe, and MEPACT appeared to be a good strategic fit for TPC and TPEU from an oncology perspective. As a result, Millennium, together with TPEU and Takeda America, reengaged in discussions with IDM regarding a potential strategic transaction. Hereafter, we refer to Millennium, TPEU and Takeda America in this "Background of the Offer" section as "Takeda".

        On January 14, 2009, Mr. Walbert, Robert J. De Vaere, Senior Vice President, Finance & Administration and Chief Financial Officer, Jeffrey S. Sherman, M.D., Senior Vice President, Research and Development and Chief Medical Officer and other members of IDM's executive management team met in person with Anna Protopapas, Senior Vice President, Business Development of Millennium, and other senior representatives of Takeda in San Francisco, California to discuss regulatory, clinical and business issues relating to MEPACT and its value.

        On February 3, 2009, Takeda submitted to IDM a preliminary indication of interest, without a specific valuation, that expressed an intention to submit a non-binding offer in the near future.

        During the months of February and March 2009, members of IDM's executive management team and senior representatives of Takeda held a number of teleconferences to discuss commercialization and other issues impacting the potential revenue of MEPACT and valuation of IDM. In parallel, Takeda conducted an updated due diligence review of IDM.

        On March 5, 2009, Takeda submitted a non-binding offer for the acquisition of IDM and orally confirmed the offer should be interpreted as an aggregate offer of $75 million in cash on a fully diluted basis, including payments to warrant holders required under the terms of the warrants.

        On March 6, 2009, JMP representatives discussed with members of Takeda's business development team the per share offer price implied in Takeda's offer, including the assumptions relating to the payments under IDM's outstanding warrants and assumptions relating to IDM's transaction costs, including bonus, severance and retention payments assuming a strategic transaction proceeded, and the request of IDM's board of directors that Takeda increase its offer price in light of an expected competitive offer and IDM's view of its value.

        On April 7, 2009, Ms. Protopapas of Millennium met with a JMP representative in Boston, Massachusetts, and reconfirmed Takeda's $75 million aggregate offer price, and agreed that IDM's transaction related expenses, retention and transaction bonuses, which IDM estimated at the time to be approximately $4.3 million, and any negative cash resulting from these expenses would not be deducted from the $75 million.

        On April 12, 2009, Takeda provided a draft of a proposed Merger Agreement to IDM for its review and comment. Representatives of Takeda also informed representatives of JMP that in order for Takeda to enter into the proposed transaction, the transaction would have to be approved by both the executive committee of TPC and the board of directors of TPC and, based upon the existing meeting schedules for TPC's executive committee and board of directors, the Merger Agreement would have to be substantially negotiated prior to the executive committee meeting scheduled on April 28, 2009.

        On April 15, 2009, on a call among representatives of IDM, Takeda and the parties' legal and financial advisors, Takeda requested that IDM enter into an exclusivity arrangement with Takeda. Takeda provided a copy of the proposed exclusivity agreement to a JMP representative on April 16, 2009. IDM subsequently stated to Takeda that IDM was unwilling to enter into an unqualified exclusivity agreement for the substantial period of time required for TPC's approval process.

        On April 17, 2009, following discussions between IDM and Takeda about IDM's capital structure and payment obligations to holders of IDM's outstanding warrants, Takeda confirmed that $2.64 per share was the price per share that Takeda would offer for all outstanding shares of common stock of IDM.

        Between April 17, 2009 and April 21, 2009, representatives of Takeda, IDM, JMP, WilmerHale and Cooley participated in multiple teleconferences to negotiate the proposed Merger Agreement, including negotiations regarding the minimum condition and other conditions to the Offer, the definition of material adverse effect, non-solicitation commitments, fiduciary out provisions, termination fee and triggers for payment of the termination fee and the termination provisions. During this same period, the parties negotiated the terms of the proposed exclusivity agreement.

        IDM, Cooley, Takeda and WilmerHale subsequently discussed the changes to the exclusivity agreement requested by IDM's board of directors, including a proposed exception to exclusivity if IDM received an unsolicited proposal that could reasonably lead to a superior proposal, a provision that exclusivity would terminate if the proposed transaction was not approved by the executive committee of Takeda on April 28, 2009 at the $2.64 per share price or higher and substantially on the terms in the Merger Agreement negotiated prior to the executive committee meeting, and a termination fee if the proposed transaction were not ultimately approved by TPC. Takeda ultimately agreed that it would accept IDM's proposed changes other than a termination fee if the proposed transaction were not approved by TPC. On April 21, 2009, IDM and Takeda entered into an exclusivity agreement that terminated automatically by its terms on April 29, 2009 unless Takeda confirmed that the executive committee of TPC determined at its April 28, 2009 meeting to proceed with the proposed transaction at a price of $2.64 per share or better and substantially on the terms and conditions set forth in the draft Merger Agreement negotiated prior to the execution of the exclusivity agreement.

        On April 28, 2009, TPC's executive committee considered the proposed transaction between Takeda and IDM. After reviewing the proposed terms of the transaction, the executive committee elected to defer approval of the proposed transaction pending receipt from Takeda of additional information concerning post transaction items related to TPC/Takeda. As a result, the exclusivity agreement between Takeda and IDM terminated by its terms on April 29, 2009 as acknowledged in writing by Takeda.

        On April 30, 2009, Mr. Walbert, Dr. Sherman, Timothy C. Melkus, IDM's Senior Vice President, Business Development and Operations and Mr. Metz, IDM's Vice President, Commercial Operations, met with Dr. Curran and other management from Takeda to discuss supply chain, manufacturing, pricing and reimbursement and commercial strategy relating to MEPACT.

        On May 11, 2009, TPC's executive committee again considered the proposed transaction between Takeda and IDM, including additional information prepared by Takeda concerning post transaction items related to TPC/Takeda. After reviewing the proposed terms of the transaction, the executive committee approved the price of $2.64 per share and the proposed terms and conditions set forth in the draft Merger Agreement.

        From May 12, 2009 through May 17, 2009, the parties continued to negotiate and finalize the Merger Agreement and schedules to the Merger Agreement and Takeda negotiated the form of Stockholders' Agreement with Palo Alto Investors and Medarex. As part of these discussions, Palo Alto Investors required that the stockholders' agreement provide that Palo Alto Investors' obligation to tender its shares in the Offer would terminate in the event that IDM receives an unsolicited offer, or an unsolicited offer is publicly announced, with a per share price that is higher than the Offer Price and that is reasonably capable of being completed on the terms proposed. Takeda ultimately agreed to this change, provided that IDM would agree in the Merger Agreement to reimburse Takeda's expenses in the event that Palo Alto Investors exercised this right and the Merger Agreement subsequently terminated. Following discussion among the parties, these changes to the agreements were ultimately agreed by all parties on May 17, 2009.

        On the morning of May 18, 2009 in Japan, the TPC board of directors held a meeting to discuss the proposed Merger Agreement and during the course of that meeting approved the Merger Agreement.

        On May 18, 2009, following the TPC board of directors approval of the Merger Agreement and before market open, the Merger Agreement and the Stockholders' Agreement with each of the directors and officers of IDM, Palo Alto Investors and Medarex were signed, and their execution was announced in a joint press release issued by TPC and IDM.

11.   PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; STOCKHOLDERS' AGREEMENT; "GOING PRIVATE" TRANSACTIONS; PLANS FOR IDM.

  Purpose of the Offer and the Merger

        The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, IDM. The Offer, as the first step in the acquisition of IDM, is intended to facilitate the acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer or otherwise.

  The Merger Agreement

        The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is included in the Tender Offer Statement on Schedule TO that we and Takeda America have filed with the SEC, which you may examine and copy as set forth in Section 9—"Information Concerning TPC, Takeda America and Offeror."

        The Offer.    The Merger Agreement requires us to commence the Offer as promptly as reasonably practicable (but in no event more than seven business days) after the initial public announcement of the Merger Agreement, May 18, 2009 (provided that IDM is prepared to file the Schedule 14D-9 approximately contemporaneously with the commencement of the Offer). The Merger Agreement further requires that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer as described in Section 14—"Conditions of the Offer," we accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer, and that we pay for all Shares validly tendered and not properly withdrawn promptly after acceptance. The Merger Agreement provides that we may, subject to compliance with the Exchange Act, waive, amend or modify any term or condition of the Offer in our sole discretion, except that we may not, without the prior written consent of IDM:

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  change the form of consideration payable in the Offer, decrease the Offer Price or decrease the number of Shares sought pursuant to the Offer;

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  extend the Expiration Date other than as required by applicable law, including for any period as required by any rule, regulation, interpretation or position of the SEC or its staff, or in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC;

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  amend or waive the Minimum Condition;

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  amend any term of the Offer in any manner adverse to the holders of Shares; or

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  impose any condition to the Offer other than those described in Section 14—"Conditions of the Offer."

        If, immediately prior to the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—"Conditions of the Offer") have not been satisfied or waived (other than any conditions which by their nature are to be satisfied when Offeror accepts for payment and pays for Shares pursuant to the Offer), then we are required to extend the Offer for one or more periods of up to 10 business days each, until the earlier of the date on which all of the conditions and requirements of the Offer have been satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms, provided that in no event may we extend the Offer beyond July 22, 2009 without IDM's prior written consent.

        If fewer than 90% of the number of outstanding Shares are accepted for payment pursuant to the Offer (excluding for this purpose as Shares that are tendered for payment pursuant to the Offer any Shares that are tendered in the Offer pursuant to notices of guaranteed delivery) (see Section 3—"Procedures for Accepting the Offer and Tendering Shares") we may, without the consent of IDM, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act following our acceptance for payment of Shares in the Offer.

        In addition, IDM has granted us an irrevocable option to purchase, at a per Share price equal to the Offer Price, up to the number of additional Shares sufficient to cause us to own one Share more than 90% of the outstanding Shares on a fully diluted basis. The number of additional Shares that we can purchase under this "top-up option" is limited to the number of authorized but unissued Shares and any treasury Shares held by IDM, excluding the number of Shares reserved for issuance pursuant to the exercise of options and warrants. We may exercise this "top-up option" only after the Acceptance Time (as defined below). See—"Top-Up Option."

        Recommendation.    The board of directors of IDM has (1) determined that the Merger, the Offer and the Merger Agreement are fair to and in the best interests of IDM and its stockholders, (2) approved the Merger, the Offer and the Merger Agreement and declared their advisability in accordance with the provisions of the DGCL, (3) directed that the Merger Agreement be submitted to the stockholders of IDM for their adoption and resolved to recommend that the stockholders of IDM vote in favor of the adoption of the Merger Agreement, to the extent required by law, (4) to the extent necessary, adopted resolutions having the effect of causing IDM not to be subject to any takeover law or similar law that might otherwise apply to the Merger Agreement, the Stockholders' Agreement, the Merger, the Offer or any other transactions contemplated by the Merger Agreement or the

Stockholders' Agreement, and (5) recommended that the holders of IDM common stock tender their Shares into and accept the Offer.

        The Merger.    The Merger Agreement provides that, at the effective time of the Merger (the "Effective Time") we will be merged with and into IDM. Following the Merger, our separate corporate existence will cease and IDM will continue as Surviving Corporation and a wholly owned subsidiary of Takeda America.

        If we or Takeda America acquire, together with the Shares owned by any of our respective subsidiaries and affiliates, at least 90% of the outstanding Shares, the Merger Agreement obligates Takeda America to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

        Charter, By-Laws, Directors and Officers.    IDM's certificate of incorporation will be amended at the Effective Time in a form attached to the Merger Agreement. The Surviving Corporation's bylaws will be amended to be the same as the bylaws of the Jade Subsidiary Corporation effective immediately after the Effective Time. Our directors immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers designated by Takeda America prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their successors are elected and qualified.

        Directors.    The Merger Agreement provides that, promptly after the first time at which we accept Shares for payment pursuant to the Offer (the "Acceptance Time"), and from time to time thereafter, we are entitled to designate such number of members of IDM's board of directors, rounded up to the nearest whole number, as is equal to the product of:

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  the total number of directors on IDM's board of directors (giving effect to the directors elected or designated by us) multiplied by

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  the percentage that the number of Shares that we and Takeda America beneficially own at the Acceptance Time bears to the total number of Shares then outstanding.

        The Merger Agreement also provides that following the Acceptance Time in no event will our designees constitute less than a majority of IDM's board of directors. IDM is required, upon our request, to use its reasonable best efforts to cause our designees to be elected or appointed to IDM's board of directors including, promptly (and in any event within one business day) either to increase the size of IDM's board of directors or to secure the resignations of such number of the IDM incumbent directors, or both, as is necessary to enable our designees to be elected or appointed to the IDM board of directors. In addition, at the Acceptance Time, IDM is required, upon our request, to take all action necessary to cause individuals designated by us to constitute at least the same percentage (rounded up to the next whole number) on IDM's board of directors of each committee of IDM's board of directors, each board of directors (or similar body) of each subsidiary, and each committee of the board of directors or similar body of each subsidiary, as our designees represent on IDM's board of directors.

        In addition to the requirements described above, IDM, Takeda America and we agreed to use reasonable best efforts to ensure that, at all times before the Effective Time, at least two members of IDM's board of directors are individuals who served as members of IDM's board of directors on the date of the Merger Agreement. We refer to such members as the "independent directors."

        If our designees constitute a majority of IDM's board of directors prior to the Effective Time, the following actions may be effected only if there are one or more independent directors in office and such action is approved by a majority of the independent directors in office:

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  any amendment or modification of the Merger Agreement or any other consent or action by the IDM board of directors with respect to the Merger Agreement or the Merger;

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  any termination of the Merger Agreement by IDM;

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  any extension of time for performance of any of our or Takeda America's obligations under the Merger Agreement;

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  any waiver of any covenant or agreement of ours or Takeda America's under the Merger Agreement;

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  any waiver of any condition to IDM's obligations under the Merger Agreement or any of IDM's rights, benefits or remedies under the Merger Agreement;

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  any other action by IDM which is reasonably likely to adversely affect the right of holders of IDM common stock (other than us, Takeda America, and our respective affiliates) to be paid the Offer Price in the Merger;

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  any Company Adverse Recommendation Change, as defined in the Merger Agreement; or

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  any amendment to IDM's certificate of incorporation or bylaws.

        "Top-Up Option." Subject to the terms of the Merger Agreement, IDM has granted us an irrevocable option to purchase, at a per Share price equal to the Offer Price, up to the number of additional Shares sufficient to cause us to own one Share more than 90% of the outstanding Shares on a fully diluted basis. The number of additional Shares that we can purchase under this "top-up option" is limited to the number of authorized but unissued Shares and any treasury Shares held by IDM, excluding the number of Shares reserved for issuance pursuant to the exercise of options and warrants. We may exercise this "top-up option" only after the Acceptance Time. We may pay the purchase price for the "top-up option," at our election, either in cash or by delivering to IDM a promissory note having a principal amount equal to such purchase price (or a combination of these methods).

        Treatment of Shares in the Merger.    At the Effective Time, by virtue of the Merger and without any action on the part of IDM, us, Takeda America or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by IDM as treasury stock or owned by Takeda America, us or any subsidiary of IDM, Takeda America or us and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right to be paid the fair value of such Shares ("Appraisal Shares") in accordance with the provisions of Section 262 the DGCL) will be automatically canceled and converted into the right to receive the Offer Price from the Surviving Corporation. Appraisal Shares, if any, will be automatically canceled and converted into the right to receive the fair value of those Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. If a holder of Appraisal Shares fails to validly perfect or loses such appraisal rights, then the Appraisal Shares held by the holder will be deemed to have been canceled at the Effective Time, and the holder of those Appraisal Shares will be entitled to receive only the Offer Price (payable without any interest thereon) in respect of his, her or its Shares. See "—Appraisal Rights." If between the Acceptance Time and the Effective Time, the Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

        Treatment of IDM Stock Options and Warrants.    The Merger Agreement requires that IDM take all action necessary to cause each stock option outstanding under IDM's equity incentive plans immediately prior to the Effective Time to become fully vested and exercisable prior to and contingent upon the Acceptance Time and to ensure that each such IDM stock option (other than outstanding IDM stock options for which option liquidity agreements have been executed) includes a "net exercise" or "cashless exercise" provision. IDM is required to cause each outstanding IDM stock option (other than any IDM stock options issuable pursuant to option liquidity agreements and any IDM Pharma S.A. stock options, (collectively, the "Assumed French Options")), to the extent not exercised prior to the Effective Time, to be terminated as of immediately prior to the Effective Time without any payment or merger consideration issuable with respect thereto.

        The Merger Agreement requires that IDM take all action necessary to cause each restricted stock unit award ("RSU") outstanding under IDM's equity incentive plans immediately prior to the Effective Time to become fully vested and canceled prior to and contingent upon the Effective Time in exchange for a lump sum cash payment in lieu of an issuance of Shares in respect of such RSU. In exchange for each such canceled RSU, the holder will be entitled to a lump sum cash distribution payable by the Surviving Corporation in an amount determined by multiplying the number of Shares that would otherwise have been issued in respect of such canceled RSU, whether vested or unvested, by the Offer Price (the "RSU Consideration"). The RSU Consideration for each such canceled RSU shall be paid to the holder of such canceled RSU in accordance with the Company's standard payroll practices. In no event shall a holder of an RSU receive both the RSU Consideration and an issuance of Shares with respect to such RSU.

        The warrants issued by IDM on or about February 20, 2007 (the "February Warrants") will terminate as of the Effective Time if not exercised prior to that time. To the extent any February Warrant is not exercised prior to the Effective Time, and therefore terminates as of the Effective Time, IDM shall make a payment to the holder of such February Warrant following the Effective Time based on the Black-Scholes value of such February Warrant (determined as described in the February Warrants). The warrants issued by IDM on or about June 20, 2007 (the "June Warrants") will, to the extent not exercised prior to the Effective Time, become exercisable after the Effetive

Time for the same consideration that such June Warrants would have received in the Merger if such June Warrants were exercised prior to the Effective Time. Each holder of a June Warrant will have the right to surrender such June Warrant to IDM for cancellation in exchange for a payment by IDM to the holder of such June Warrant following the Acceptance Time based on the Black-Scholes value of such June Warrant (determined as described in the June Warrants).

        The Merger Agreement requires that IDM take all action necessary to ensure that, except for the 24-month offering period under IDM's 2001 Employee Stock Purchase Plan (the "ESPP") that commenced on January 1, 2009, no additional offering under the ESPP shall be authorized or commenced, and the ESPP shall terminate effective as of and contingent upon the occurrence of the Effective Time. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the date on which the Effective Time occurs as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Effective Time, the IDM board of directors or, if appropriate, any committee administering IDM's 401(k) plan, agrees to adopt such resolutions and take such other actions as are required to terminate such plan contingent upon the occurrence of the Effective Time.

        The Merger Agreement further requires IDM to take all irrevocable action necessary to terminate IDM's Directors' Deferred Compensation Plan and provide for the accelerated payment of all Directors' Deferred Compensation Plan accounts.

        According to IDM, as of May 18, 2009, there were 25,278,599 Shares issued and outstanding, options to purchase 1,005,558 Shares issued and outstanding (excluding IDM Pharma S.A. stock options) and 3,377,412 Shares reserved for issuance upon exercise of outstanding warrants. As of May 18, 2009, outstanding options to purchase 689,075 Shares were vested and exercisable, 258,000 options to purchase Shares had exercise prices per share lower than the Offer Price, and no warrants to purchase Shares had exercise prices per share lower than the Offer Price.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by IDM to Takeda America and us, and representations and warranties made by Takeda America and us to IDM. These representations and warranties are not intended to provide any factual information about IDM, us or Takeda America.

        IDM's representations and warranties in the Merger Agreement include representations and warranties relating to, among other things:

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  IDM's organization, standing, power to carry on its business and other corporate matters;

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  IDM's capitalization;

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  ownership of IDM's subsidiaries and their organization, standing, power to carry on their businesses and other corporate matters;

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  the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

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  the absence of conflicts with, or violations of, organizational documents, contracts, instruments or law as a result of the Merger Agreement, the Offer or the Merger;

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  required consents and approvals as a result of the execution, delivery and consummation by IDM of the Merger Agreement;

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  compliance of statements, forms, reports, certifications and other documents filed by IDM with the SEC with applicable requirements and the accuracy of the information in those documents;

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  preparation of IDM's financial statements in accordance with U.S. generally accepted accounting principles;

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  the independence of IDM's auditors and their compliance with the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board;

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  the accuracy and completeness of information provided by or on behalf of IDM for inclusion or incorporation by reference in this Offer to Purchase and other documents and filings relating to the Offer and the Merger;

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  the absence of undisclosed liabilities;

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  indebtedness;

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  the conduct of, and absence of changes related to, IDM's business since March 31, 2009;

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  tax matters;

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  owned and leased real property;

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  intellectual property;

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  material agreements and government contracts;

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  transactions with affiliates;

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  the absence of non-competition or similar agreements;

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  litigation;

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  environmental laws and regulations;

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  employee benefits plans;

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  compliance with laws, including healthcare-related laws;

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  FDA, European Medicines Agency and related regulatory matters;

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  compliance with permits, licenses and franchises required to conduct business;

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  labor matters;

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  insurance;

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  the absence of other existing discussions regarding the acquisition of IDM;

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  receipt from JMP Securities, LLC of an opinion as to the fairness, from a financial point of view, of the Offer Price;

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  inapplicability of Section 203 of the DGCL and other "takeover" laws;

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  brokers' fees and expenses;

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  independence of directors serving on the compensation committee of IDM's board of directors for purposes of NASDAQ rules and Rule 14d-10 of the Exchange Act (relating to a non-exclusive safe harbor under the tender offer rules for certain compensation arrangements) and actions taken in accordance with Rule 14d-10 of the Exchange Act; and

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  the maintenance of internal controls over financial reporting, disclosure controls and procedures under applicable federal securities laws.

        The Merger Agreement also contains representations and warranties made by Takeda America and us to IDM, including representations and warranties relating to, among other things:

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  Takeda America's and our organization, standing, power to carry on our respective businesses and other corporate matters;

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  the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

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  the absence of conflicts with, or violations of, organizational documents, contracts, instruments or law as a result of the Merger Agreement, the Offer or the Merger;

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  required consents and approvals as a result of the execution, delivery and consummation by Takeda America and us of the Merger Agreement;

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  the accuracy and completeness of information provided by or on behalf of Takeda America for inclusion or incorporation by reference in the Schedule 14D-9 to be filed by IDM with the SEC;

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  our interim operations;

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  availability of cash resources;

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  status as an "interested stockholder"; and

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  the absence of litigation.

        The representations and warranties contained in the Merger Agreement will not survive the Effective Time.

        The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Takeda America, us or IDM or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement and any subsequent information may or may not be fully reflected in Takeda America's or IDM's public disclosures.

        Conduct of IDM's Business Prior to the Effective Time.    From the date of the Merger Agreement until the earlier of (1) the termination of the Merger Agreement in accordance with its terms or (2) the Effective Time, IDM has agreed that, except for specified exceptions, as expressly required by the Merger Agreement or applicable law, or as agreed in writing by Takeda America, IDM and each of its subsidiaries will:

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  act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

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  pay its debts and taxes and perform its other obligations when due;

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  comply in all material respects with all applicable laws, rules and regulations; and

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  use its reasonable best efforts, consistent with its past practices, to maintain and preserve its and each of its subsidiaries' business organization, assets, and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at and after the Effective Time.

        In addition, IDM has agreed that during the same period, subject to specified exceptions as provided for in the Merger Agreement or as agreed in writing by Takeda America, IDM and each of its subsidiaries will not do any of the following:

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  declare, set aside or pay any dividends on, or make any distributions (whether in cash, securities or other property) in respect of, any of its capital stock, except dividends and distributions paid or made by such subsidiaries to their respective parents;

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  split, combine or reclassify any of its capital stock or, except for the issuance of shares of IDM common stock upon the exercise of any IDM stock options, IDM Pharma S.A. stock options or IDM warrants outstanding on the date of the Merger Agreement, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

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  subject to limited exceptions as provided for in the Merger Agreement, (1) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities or (2) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

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  amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

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  acquire (1) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (2) any assets that are material, in the aggregate, to IDM and its subsidiaries, taken as a whole;

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  subject to limited exceptions, sell, lease, license, pledge or otherwise dispose of or encumber any properties or assets of IDM or any of its subsidiaries;

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  sell, dispose of, license, or otherwise transfer any assets material to IDM and its subsidiaries, taken as a whole;

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  adopt or implement any stockholder rights plan;

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  except as permitted by the Merger Agreement, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or any material portion of the assets or securities of IDM or any of its subsidiaries;

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  subject to limited exceptions, (1) incur or suffer to exist any additional indebtedness for borrowed money or guarantee any such indebtedness of another person, (2) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of IDM or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (3) make any loans, advances or capital contributions to, or investments in, any other person, or (4) enter into any hedging agreement or other financial agreement or arrangement;

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  make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $10,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate for IDM and its subsidiaries, taken as a whole;

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  except as may be required by a change in U.S. generally accepted accounting principles, make any change in accounting methods, principles or practices, or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

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  subject to limited exceptions, pay, discharge, settle or satisfy any claims, liabilities or obligations;

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  modify, amend or terminate any material contract, or knowingly waive, release or assign any material rights or claims with respect to the foregoing;

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  (1) enter into any material contract or agreement, (2) enter into any agreement that is not terminable upon 90 days' prior notice or does not terminate within 90 days after the date of the Merger Agreement, in each case without prepayment or penalty, or (3) license any material intellectual property rights to or from any third party;

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  subject to limited exceptions, (1) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (2) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (3) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (4) pay any material benefit not provided for as of the date of the Merger Agreement under any benefit plan, (5) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (6) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

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  except as provided in the disclosure schedule to the Merger Agreement, hire any new employee or terminate any employee other than for cause;

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  make or rescind any tax election, settle or compromise any tax liability or amend any tax return;

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  commence any offering of shares of IDM common stock pursuant to the ESPP;

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  initiate, compromise or settle any material litigation or arbitration proceedings;

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  open or close any facility or office;

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  fail to (1) pay all premiums due under existing insurance policies, (2) renew any expiring insurance policies or (3) comply with any other obligations under existing insurance policies;

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  take any action that would cause any company compensation arrangement not to satisfy the requirements of the non-exclusive safe-harbor in Rule 14d-10(d)(2) under the Exchange Act;

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  initiate any pre-clinical trials, clinical trials or any other program, study, investigation or collaboration (or make any filing or application with any governmental entity with respect thereto) or materially alter ongoing activities or currently planned activities with respect to ongoing pre-clinical trials, clinical trials, programs, studies, investigations or collaborations (or related filings or applications) of IDM or any of its subsidiaries;

  •
  promote, market or commercially distribute any product candidate anywhere in the world; or

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  authorize any of, or commit or agree, in writing or otherwise, to take any of, (1) the foregoing actions or (2) any other action with the knowledge that such action would make any representation or warranty of IDM in the Merger Agreement untrue or incorrect in any material respect, or would materially impair the ability to satisfy, or prevent the satisfaction of, any condition of the Merger Agreement.

        IDM has agreed to notify Takeda America within 24 hours after IDM or any of its subsidiaries first receives or otherwise learns of any notice or other communication from any governmental entity or quasi-governmental authority concerning IDM's MEPACT product candidate, or any notice or other communication from any supplier of the active pharmaceutical ingredient or drug product for MEPACT. IDM has agreed that neither it nor any of its subsidiaries will respond to any such notice or other communication without first consulting with Takeda America and giving due consideration to any recommendations by Takeda America as to such response.

        No Solicitation of Other Offers; Adverse Recommendation Change.    IDM has agreed that it will not, and it will not authorize or permit any of its subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors, agents or representatives to, directly or indirectly:

  •
  solicit, initiate, knowingly encourage or knowingly facilitate any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, knowingly assist, or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

        However, at any time prior to the Acceptance Time, subject to compliance with the Merger Agreement, IDM may, to the extent IDM's board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the IDM board of directors to IDM's stockholders under applicable law, respond to a bona fide unsolicited written Acquisition Proposal received after the date of the Merger Agreement that did not result from a breach of its no-solicitation obligations under the Merger Agreement and that IDM's board of directors reasonably determines in good faith after consultation with its outside counsel and JMP Securities, LLC or a nationally recognized independent financial advisor constitutes, or may reasonably be expected to lead to, a Superior Proposal (as defined below). Permissible responses are limited to:

  •
  furnishing information with respect to IDM to the person making the Acquisition Proposal; and

  •
  participating in discussions or negotiations, including solicitation of a revised Acquisition Proposal, with such person regarding such Acquisition Proposal.

        IDM may not, however, furnish information to the person making the Acquisition Proposal unless it has entered into a customary confidentiality agreement not less restrictive of the person making the Acquisition Proposal than the confidentiality agreement entered into between IDM and Takeda America.

        In addition, prior to the Acceptance Time, IDM may, if the IDM board of directors determines in good faith after consultation with outside counsel that the failure to take such action would be inconsistent with the fiduciary duties of the IDM board of directors to IDM's stockholders under applicable law, grant a waiver or release under any confidentiality, standstill or similar agreement to which IDM is a party to allow the counterparty to submit an Acquisition Proposal that constitutes, or may reasonably be expected to lead to, a Superior Proposal.

        IDM has agreed in the Merger Agreement that its board of directors will recommend that the holders of the Shares accept the Offer, tender their Shares to us pursuant to the Offer and adopt the Merger Agreement in accordance with the applicable provisions of the DGCL (the "Company Recommendation"). IDM has also agreed that its board of directors will not take any of the following actions, except under the circumstances described below (the "Prohibited Board Actions"):

  •
  withdraw or modify, or propose to withdraw or modify, in a manner adverse to Takeda America or us, the Company Recommendation;

  •
  cause or permit IDM to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement as described above);

  •
  withdraw or modify, or propose to withdraw or modify, the approval by the compensation committee of IDM's board of directors of compensation arrangements with any officer, director or other stockholder as approved compensation arrangements for purposes of satisfying the requirements of the non-exclusive safe harbor in accordance with Rule 14d-10(d)(2) under the Exchange Act; or

  •
  adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

        However, provided IDM has not breached its no-solicitation obligations described above, IDM's board of directors may withdraw or modify the Company Recommendation if:

  •
  (1) IDM's board of directors determines, prior to the Acceptance Time, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the IDM board of directors to IDM's stockholders under applicable law, provided that such withdrawal or modification may only occur after the fourth business day following Takeda America's receipt of written notice advising Takeda America that IDM's board of directors intends to withdraw or modify the Company Recommendation (and the manner and timing in which it intends to do so); and (2) IDM provides Takeda America with a reasonable opportunity to make adjustments in the terms and conditions of the Merger Agreement and negotiates in good faith with Takeda America with respect thereto during the four business day period after Takeda America has received such written notice, in each case as would enable IDM's board of directors or committee thereof to maintain in effect the Company Recommendation;

  •
  if such withdrawal is due to the existence of a Superior Proposal, (1) IDM has complied with its obligations to specify the material terms and conditions of such Superior Proposal and identify the person making such Superior Proposal; and (2) Takeda America does not, within four business days of the receipt of the written notice from IDM advising Takeda America that IDM's board of directors desires to change the Company Recommendation, make an offer or proposal that IDM's board of directors determines in good faith after consultation with its financial and legal advisors to be at least as favorable to IDM's stockholders from a financial point of view as such Superior Proposal; and

  •
  if such withdrawal is not due to the existence of a Superior Proposal, Takeda America does not, within four business days of receipt of written notice advising Takeda America that IDM's board of directors intends to withdraw or modify the Company Recommendation, make an offer or proposal that IDM's board of directors determines in good faith after consultation with its financial and legal advisors would enable IDM's board of directors or a committee thereof to maintain in effect its recommendation in favor of the Merger Agreement, the Offer and the Merger.

        IDM has agreed to advise Takeda America orally within one business day, with written confirmation to follow within 24 hours, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to, or that may reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. IDM is also required to:

  •
  keep Takeda America reasonably informed on a current basis of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry;

  •
  provide to Takeda America as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to IDM, including those provided by electronic mail, from any third party in connection with any Acquisition Proposal or sent or provided by IDM to any third party in connection with any Acquisition Proposal;

  •
  consider in good faith the terms of any counterproposal made by Takeda America; and

  •
  furnish to Takeda America a copy of any information provided to a third party in connection with any Superior Proposal or inquiry contemporaneously with providing such information to the third party.

        Nothing in the no-solicitation provisions described above prohibits IDM from:

  •
  taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act; or

  •
  making any required disclosure to its stockholders if the IDM board of directors determines in good faith, after consultation with outside counsel, that the failure of IDM's board of directors to make such disclosure would be inconsistent with the directors' obligations under applicable law;

provided that, in no event may IDM's board of directors take, or agree or resolve to take, any of the Prohibited Board Actions.

        IDM has agreed that it and its subsidiaries and representatives will cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

        The Merger Agreement defines an "Acquisition Proposal" to mean:

  •
  any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving IDM or any of its subsidiaries;

  •
  any proposal for the issuance by IDM or any of its subsidiaries of 15% or more of its equity securities; or

  •
  any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of IDM, in each case other than the transactions contemplated by the Merger Agreement.

        The Merger Agreement defines a "Superior Proposal" to mean any unsolicited, bona fide written proposal made by a third party to acquire all the equity securities or all or substantially all of the assets of IDM, pursuant to a tender or exchange offer, a merger, or a sale of its assets (1) on terms that the IDM board of directors determines in its good faith judgment, after consultation with its legal counsel and financial advisor, to be materially more favorable from a financial point of view to IDM's stockholders than the transactions contemplated by the Merger Agreement, taking into account all relevant factors, including the terms and conditions of such proposal, including price, form of consideration, closing conditions, the ability to finance the proposal and other aspects of the proposal that the IDM board of directors reasonably deems relevant, and the Merger Agreement (including any proposal by Takeda America to amend the terms of the Merger Agreement) and (2) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal. No Acquisition Proposal that is subject to financing that is not committed may be deemed to be a Superior Proposal.

        IDM Stockholder Approval of the Merger.    IDM has agreed that, if required under the DGCL in order to consummate the Merger, it will:

  •
  as soon as practicable following the Acceptance Time, prepare and file with the SEC a proxy statement for a special meeting of IDM's stockholders for the purpose of considering and taking action upon the Merger Agreement;

  •
  use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the proxy statement to be mailed to its stockholders as promptly as practicable; and

  •
  as soon as practicable following the Acceptance Time, in accordance with applicable laws, duly call, give notice of, convene and hold a stockholders meeting for the purpose of obtaining stockholder adoption of the Merger Agreement.

        Efforts to Complete the Merger.    Each of IDM, us and Takeda America has agreed to use its reasonable best efforts to: (1) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable; (2) as promptly as practicable, obtain from any governmental entities or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by IDM or Takeda America or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement (together with the Offer and the Merger, the "Transactions"); (3) as promptly as practicable, make all necessary filings and other required submissions under applicable law with respect to the Merger Agreement and the Transactions; and (4) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

        Notwithstanding the above, neither us nor Takeda America (nor any of our respective affiliates) has any obligation to propose, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate of any assets of Takeda America or any of its affiliates or IDM or any of its affiliates or the holding separate of the Shares or imposing or seeking to impose any limitation on the ability of Takeda America or any of its affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Shares.

        In addition, if any "fair price" or "control share acquisition" or "anti-takeover" statute, or other similar statute or regulation or any state "blue sky" statute becomes applicable to the transactions contemplated by the Merger Agreement or the Stockholders' Agreement, IDM and its board have agreed to grant any approvals and take any actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated in the Merger Agreement, and otherwise act to minimize the effects of such statute or regulation on such transactions.

        Additional Agreements.    The Merger Agreement contains additional agreements between Takeda America and IDM relating to, among other things:

  •
  Takeda America's access to information regarding IDM and its subsidiaries, and the confidentiality of such information;

  •
  prompt notice of (1) the occurrence of any change or event that would result in any representation or warranty made by it in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect, (2) the occurrence of any change or event that would result in any representation or warranty made by it in the Merger Agreement that is not qualified as to materiality becoming untrue or inaccurate in any material respect or (3) the failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement;

  •
  public announcements, statements or other disclosure with respect to the Transactions;

  •
  termination of IDM's Employee Stock Purchase Plan and 401(k) plan before the Effective Time;

  •
  benefits for IDM employees who continue to be employed by Takeda America, us, or any of our subsidiaries;

  •
  Takeda America's participation in the defense or settlement of any stockholder litigation relating to the Merger Agreement or any transactions contemplated by the Merger Agreement;

  •
  the guarantee by Takeda America of our obligations under the Merger Agreement; and

  •
  IDM's enforcement of the Stockholders' Agreement and implementation of transfer restrictions with respect to transfers by the parties thereto.

        Termination of the Merger Agreement.    The Merger Agreement may be terminated:

  •
  prior to the Effective Time, by mutual written consent of Takeda America, us and IDM;

  •
  prior to the Effective Time, by either Takeda America or IDM if:

  (1)
  the Offer has not been consummated on or before July 22, 2009, unless the terminating party's failure to fulfill any obligations under the Merger Agreement was a principal cause of, or resulted in, the failure of the Offer to be consummated by such date;

  (2)
  any governmental entity has issued a final, non-appealable order, decree or ruling permanently restraining enjoining or otherwise prohibiting the acceptance for payment of, or payment for, any IDM Shares pursuant to the Offer or consummation of the Merger; or

  (3)
  as a result of the failure of any condition to the consummation of the Offer, the Offer has terminated or expired by its terms without our having purchased any Shares pursuant to the Offer, unless the terminating party's failure to fulfill any obligations under the Merger Agreement was a principal cause of, or resulted in, the failure of any such condition.

  •
  by Takeda America, prior to the Acceptance Time, if:

  (1)
  IDM breaches or fails to perform in any material respect any of its representations, warranties or covenants, which breach or failure to perform (1) would cause the conditions to the Offer or conditions to the obligation of each party to effect the Merger not to be satisfied and (2) cannot be or has not been cured within 20 days after written notice to IDM of the breach or failure to perform;

    (2)
    IDM's board of directors or any committee of its board (a) withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Takeda America or us, its approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stockholders' Agreement; (b) fails to recommend to IDM's stockholders that they tender their Shares into and accept the Offer and vote in favor of the Merger or fails to reaffirm its approval and recommendation in favor of the Offer, the Merger, the Merger Agreement and the Stockholders' Agreement if requested by Takeda America after the announcement of an Acquisition Proposal; (c) approves or recommends or takes a neutral position with respect to any Acquisition Proposal; or (d) withdraws or modifies, or proposes to withdraw or modify, the approval of the IDM's compensation committee of the compensation arrangements previously approved for purposes of the safe harbor provisions of the SEC's tender offer rules; or

    (3)
    IDM breaches any of its no-solicitation obligations in the Merger Agreement;

  •
  by IDM, prior to the Acceptance Time, if:

  (1)
  IDM is not in material breach of any representation, warranty or covenant in the Merger Agreement and we or Takeda America breach or fail to perform in any material respect any of our representations, warranties or covenants, which breach or failure to perform materially impairs our and Takeda America's ability to consummate the Offer or the Merger and which breach or failure to perform cannot be or has not been cured within 20 days after written notice to Takeda America of the breach or failure to perform of the breach; or

  (2)
  IDM receives a Superior Proposal and each of the following conditions is met:

  (a)
  IDM has not breached its no-solicitation obligations under the Merger Agreement;

  (b)
  IDM's board of directors has determined in good faith, after consultation with outside counsel, that a failure to withdraw or modify its approval or recommendation of the Merger Agreement, the Offer and the Merger and enter into a definitive agreement to consummate the Superior Proposal would be inconsistent with the fiduciary duties of the IDM board of directors to IDM's stockholders under applicable law;

  (c)
  IDM has given Takeda America notice that it intends to enter into a definitive agreement implementing the Superior Proposal, attaching the most current version of such agreement;

  (d)
  during the four business days following delivery of the notice, IDM has offered to negotiate with Takeda America to modify the terms of the Merger Agreement;

  (e)
  following such negotiations, the IDM board of directors has determined in good faith (after consultation with its financial advisor or a nationally recognized independent financial advisor) that the Superior Proposal continues to be a Superior Proposal;

  (f)
  IDM concurrently pays to Takeda America in cash a $2.25 million termination fee; and

  (g)
  the IDM board of directors concurrently approves, and IDM concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

        Termination Fee and Expense Reimbursement.    The Merger Agreement provides that IDM will be required to pay to Takeda America a termination fee of $2.25 million if the Merger Agreement is terminated:

  •
  by Takeda America following (1) IDM's withdrawal or modification, or proposal to withdraw or modify, its approval or recommendation of the Offer, the Merger, the Merger Agreement and the Stockholders' Agreement, (2) IDM's failure to recommend to its stockholders that they tender their shares into and accept the Offer or (if required) vote to adopt the Merger Agreement or (3) IDM's failure, under specified circumstances, to reaffirm its approval and recommendation of the Offer, the Merger, the Merger Agreement and the Stockholders' Agreement;

  •
  by IDM pursuant to its termination right described above in connection with a Superior Proposal;

  •
  by Takeda America following IDM's intentional breach of its no-solicitation obligations in the Merger Agreement; or

  •
  by Takeda America (1) if IDM breaches or fails to perform in any material respect any representation, warranty or covenant in the Merger Agreement, and the breach or non-performance (a) would result in the failure of the satisfaction of our conditions to consummate the Offer and (b) cannot be or has not been cured within 20 days after giving notice to IDM of the breach or failure to perform, (2) if the closing of the Offer does not occur on or before July 22, 2009 or (3) if the Offer expires or terminates in accordance with its terms without our having purchased any Shares pursuant to the Offer due to a failure of any of the conditions of the Offer, so long as, in each case, IDM has (x) received a written Acquisition Proposal prior to the termination of the Merger Agreement (with, in each place where the term "Acquisition Proposal" is used in this bullet, all references to 15% in the definition of "Acquisition Proposal" deemed to be references to "50%") and (y) within one year following the termination date, entered into a definitive agreement for, or consummated, any Acquisition Proposal.

        Under the Merger Agreement, IDM is obligated to reimburse Takeda America for up to $750,000 of expenses incurred by Takeda America in connection with the negotiation, preparation and performance of the Merger Agreement if (1) the Merger Agreement is terminated by Takeda America or IDM in connection with the termination or expiration of the Offer as a result of the Minimum Condition having not been satisfied without Takeda America having purchased any Shares, so long as Takeda America was not the principal cause of the failure of any such condition, or (2) if the Support Period (as defined in the Stockholders' Agreement) terminates with respect to certain stockholders under conditions specified in the Stockholders' Agreement.

        Any termination fee payable by IDM would be reduced by the amount actually paid to Takeda America in expense reimbursements pursuant to the Merger Agreement. IDM is obligated to pay any such reimbursements within two business days after the termination of the Merger Agreement or the Support Period, as applicable. However, IDM may elect to defer payment of any such reimbursements until the earlier to occur of the date (1) IDM enters into a definitive agreement to consummate an Acquisition Proposal and (2) IDM closes any debt or equity financing with gross proceeds of at least $10 million to IDM or any of its subsidiaries.

        Amendment, Extension and Waiver.    The parties may amend, modify or supplement the Merger Agreement at any time before or after any vote of IDM's stockholders. However, after IDM has obtained stockholder approval, the parties may not amend the Merger Agreement in a manner that by law requires further approval by IDM's stockholders without obtaining such further approval. Any amendment, modification or supplement must be in a written instrument executed and delivered by a duly authorized officer of Takeda America, IDM and us.

        At any time before the Effective Time, the parties may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or any related document, or (3) subject to the terms of the Merger Agreement, waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement. Any extension or waiver must be in a written instrument executed and delivered by a duly authorized offer on behalf of such party.

        Indemnification of Directors and Officers and Insurance.    Takeda America and the Surviving Corporation will (1) for six years after the Effective Time, indemnify, to the fullest extent permitted by law, IDM's current and former directors and officers for any costs (including attorneys' fees) or damages incurred with respect to matters existing or occurring at or prior to the Effective Time, to the extent that such obligations to indemnify exist on the date of the Merger Agreement; and (2) honor IDM's obligations, including IDM's obligation to indemnify and maintain the directors' and officers' liability insurance policy for its former directors and officers in accordance with the Share Exchange Agreement dated March 15, 2005, among IDM and the former shareholders of IDM S.A.

        Takeda America will maintain in effect for six years after the Effective Time a directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable to these individuals as IDM's existing directors' and officers' liability insurance policy, provided that the annual premium does not exceed 200% of the current annual premium paid by IDM. In lieu of this obligation, Takeda America may at any time prior to the Effective Time purchase a six-year prepaid tail policy.

        The indemnification rights provided in the Merger Agreement are in addition to the rights otherwise available to IDM's officers and directors on the date of the Merger Agreement by law, certificate of incorporation, by-law or agreement, and operate for the benefit of, and will be enforceable by, each of the indemnified parties, their heirs and representatives.

        Employee Obligations.    Takeda America has agreed:

  •
  that each employee of IDM and its subsidiaries that continues employment with Takeda America, the Surviving Corporation or any of its subsidiaries on the first business day after the Effective Time (a "Continuing Employee"), will be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans, provided that Takeda America or the Surviving Corporation may amend or terminate any such health or welfare benefit plan at any time, in which case the Continuing Employee will be eligible to participate in Takeda America's health and welfare benefit plans to substantially the same extent as similarly situated employees of Takeda America;

  •
  that for purposes (including purposes of vesting, eligibility to participate and level of benefits) of participation in any health and welfare benefit plan maintained by Takeda America and its subsidiaries providing benefits to any Continuing Employee after the Effective Time, each Continuing Employee will be credited with his or her years of service with IDM and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as the Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar benefit plan maintained by IDM in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time (provided that this will not result in a duplication of benefits); and

  •
  to use its reasonable best efforts to cause to be waived any limitations on benefits relating to pre-existing conditions and eligibility waiting periods under any health or welfare benefit plan of Takeda America and, to the extent commercially reasonable, credit the deductible and out-of-pocket expenses paid by any Continuing Employee in the calendar year in which the Merger occurs.

        Conditions to Offer.    We are not required to accept for payment or, subject to applicable rules of the SEC, pay for any Shares, and we may terminate or amend the Offer, if:

  •
  the Minimum Condition is not satisfied;

  •
  immediately prior to the Expiration Date, any requisite waiting period (and any extension thereof) under the HSR Act has not expired or been terminated, if required under the HSR Act;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, any of the following has occurred and continues to exist: a governmental entity has instituted, has pending or has threatened to institute in writing any suit, action or proceeding

  (1)
  challenging, making illegal or otherwise restraining or prohibiting the Transactions, or seeking to obtain from IDM (or, to the extent such suit, action or proceeding relates to the Transactions or the Stockholders' Agreement) Takeda America or any of its affiliates, any damages in excess of $400,000,

  (2)
  seeking to prohibit or limit the ownership or operation by IDM, Takeda America or Offeror of all or any portion of the business or assets of IDM and its subsidiaries, other than IDM's IDM-2101 product candidate or IDM's UVIDEM product candidate or in any other de minimis respect,

  (3)
  to the extent such suit, action or proceeding relates to the Transactions or the Stockholders' Agreement, seeking to prohibit or limit in any respect the ownership or operation by Takeda America and its affiliates of all or any portion of the business or assets of the Takeda America and its affiliates,

  (4)
  seeking to compel IDM, Takeda America or Offeror to dispose of or to hold separate all or any portion of the business or assets of IDM or any of its subsidiaries, other than IDM's IDM-2101 product candidate or IDM's UVIDEM product candidate or any other de minimis assets,

  (5)
  to the extent such suit, action or proceeding relates to the Transactions or the Stockholders' Agreement, seeking to compel Takeda America or any of its affiliates to dispose of or to hold separate in any respect all or any portion of the business or assets of Takeda America or any of its affiliates,

  (6)
  seeking to impose any limitation on the ability of IDM, Takeda America or Offeror to conduct the business or own the assets of IDM or any of its subsidiaries, other than IDM's IDM-2101 product candidate or IDM's UVIDEM product candidate or any other de minimis assets,

  (7)
  to the extent such suit, action or proceeding relates to the Transactions or the Stockholders' Agreement, seeking to impose any limitation in any respect on the ability of Takeda America or any of its affiliates to conduct the business or own the assets of the Takeda America or any of its affiliates,

  (8)
  seeking to impose limitations on the ability of Takeda America or Offeror to acquire or hold, or to exercise full rights of ownership of any Shares, including the right to vote such Shares on all matters properly presented to IDM's stockholders, or

    (9)
    seeking to require divestiture by Takeda America or Offeror of all or any of the Shares; provided that in no event shall this condition be satisfied if a Japanese court or other Japanese governmental authority of competent jurisdiction shall have issued an order, stay, decree, judgment or injunction (preliminary or permanent) to TPC, the representative director of TPC, all or a part of the directors of TPC, or the Chief Executive Officer of TPC, directing any of them to not consummate, or to not allow Takeda America or Offeror to consummate the Offer or the Merger, or making illegal, or restraining or preventing, any of such consummation;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, any action is taken, proposed or threatened or any statute, rule regulation, legislation, interpretation, judgment, order or injunction is proposed, enacted, promulgated, entered, enforced, amended or issued by a governmental entity which is applicable to (1) Takeda America, Offeror, IDM or any of their subsidiaries or (2) the Transactions or the Stockholders' Agreement (other than routine applications under the HSR Act waiting period provisions) that result in, or would reasonably be expected to result in, directly or indirectly, any of the consequences referred to in the third bullet point above;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, a change occurs that has, or would reasonably be expected to result in, a Company Material Adverse Effect (as defined below);

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, specified representations or warranties of IDM relating to its organization, authority to enter into and perform its obligations under the Merger Agreement and to consummate the Transactions or the absence of the occurrence of a Company Material Adverse Effect is not true and correct;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, specified representations or warranties of IDM relating to its capitalization is not true and correct, except for any de minimis inaccuracies;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, any other representations or warranties of IDM (other than those referred to in the previous two bullets) are not true and correct, except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality qualifiers) does not have, and would not reasonably be expected to result in, a Company Material Adverse Effect;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, IDM fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it under the Merger Agreement;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, there is a change in the Company Recommendation that is adverse to us or Takeda America; or

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, the Merger Agreement is terminated in accordance with its terms.

        The conditions described above are for the sole benefit of Takeda America and us, and may be asserted by Takeda America and us regardless of the circumstances giving rise to any such condition. Except for the Minimum Condition, which may only be waived with the written consent of IDM, any of the conditions described above may be waived by Takeda America or us in whole or in part, at any time and from time to time, and in Takeda America's or our sole discretion. The conditions described above are in addition to, and not a limitation of the rights of Takeda America and us to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Takeda America or us at any time to exercise any of the above described rights will not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        A Company Material Adverse Effect is defined as any change, event, circumstance, development or effect (each, a "Change") that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of the Company Material Adverse Effect, has a material adverse effect on (1) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of IDM and its subsidiaries, taken as a whole, (2) the current or future manufacturing for commercial sale, marketing, sale or other commercialization by IDM and its subsidiaries of IDM's MEPACT product candidate in the EU Territory, or (3) the ability of IDM to consummate the transactions contemplated by the Merger Agreement; provided, that none of the following (to the extent arising after the date of the Merger Agreement) will be deemed to be or to constitute a Company Material

Adverse Effect, or taken into account when determining whether a Company Material Adverse Effect has occurred or would occur:

  •
  any Change resulting from general economic conditions or conditions in the United States or any other country or region in the world other than Changes that affect IDM and its subsidiaries in a disproportionate manner as compared to IDM's industry peers;

  •
  any Change resulting from conditions in the industries in which IDM and its subsidiaries conduct business other than Changes that affect IDM and its subsidiaries in a disproportionate manner as compared to IDM's industry peers;

  •
  any Change resulting from any act of terrorism, war, sabotage, national or international calamity or any other similar event other than Changes that affect IDM in a disproportionate manner as compared to IDM's industry peers;

  •
  any Change resulting from pendency or announcement of the Transactions, including any disruption in (or loss of) supplier, distributor, partner or similar relationships or loss of employees, but not any direct legal or contractual consequence of IDM's execution, delivery and performance of the Merger Agreement or the Stockholders' Agreement and consummation of the transactions contemplated by the Merger Agreement or the Stockholders' Agreement;

  •
  any Change resulting from any failure of IDM to meet any public or internal estimates or expectations of revenue, income or losses or other financial performance or results of operations for any period, in and of itself (however, the facts and circumstances giving rise or contributing to such Changes may be deemed to constitute, or may be taken into account in determining whether has been, or would be, a Company Material Adverse Effect);

  •
  any Change resulting from taking actions required pursuant to the terms of the Merger Agreement (subject to limited exceptions), or the failure to take actions prohibited by the Merger Agreement;

  •
  any Change resulting from changes in IDM's stock price or trading volume of IDM's stock, in and of itself or as it may affect the value of warrants to purchase Shares (however, the facts and circumstances giving rise or contributing to such Changes may be deemed to constitute, or may be taken into account in determining whether has been, or would be, a Company Material Adverse Effect);

  •
  any Change resulting from any actions taken, or failure to take action, in each case which Takeda America has requested in writing or approved in writing or to which Takeda America has consented in writing;

  •
  any Change resulting from changes in law or other legal or regulatory conditions other than changes that affect IDM and its subsidiaries in a disproportionate manner as compared to IDM's industry peers;

  •
  any Change resulting from changes in generally accepted accounting principles other than changes that affect IDM in a disproportionate manner as compared to IDM's industry peers;

  •
  any Change resulting from fluctuations in the value of any currency;

  •
  any Change resulting from IDM's failure to maintain a particular amount of operating cash and cash equivalents;

  •
  any Change resulting from IDM's failure to maintain the listing of its common stock on NASDAQ or failure to list its common stock on the NASDAQ Capital Market;

  •
  any Change resulting from any governmental entity or any such empowered or appointed panel or advisory body with respect to the approval, non-approval, disapproval, withdrawal, manufacture, design, initiation, suspension or termination of IDM's IDM-2101 product candidate or IDM's UVIDEM product candidate; or

  •
  any Change resulting from the introduction, commercial success or trial results of, or action by any governmental entity with respect to, any product or product candidate (in each case of a person other than IDM or any of its subsidiaries) similar to or potentially competitive with any of IDM's product candidates.

        Conditions to Merger.    The obligations of Takeda America, us and IDM to effect the Merger are subject to fulfillment or waiver of the following conditions:

  •
  we shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer;

  •
  the Merger Agreement shall have been adopted by the requisite vote or consent of the IDM stockholders, if required by applicable law; and

  •
  no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the transactions contemplated by the Merger Agreement (provided that in no event shall this condition be satisfied if a Japanese court or other Japanese governmental authority of competent jurisdiction shall have issued an order, stay, decree, judgment or injunction (preliminary or permanent) to TPC, the representative director of TPC, all or a part of the directors of TPC, or the Chief Executive Officer of TPC, directing any of them to not consummate, or to not allow Takeda America or Offeror to consummate the Merger, or making illegal, or restraining or preventing, any of such consummation).

  Statutory Requirements

        In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters, and the adoption of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. The Shares entitle the holders thereof to voting rights.

        The DGCL also provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the exercise of the "top-up option" or otherwise, we acquire or control the voting power of at least 90% of the outstanding Shares, we could effect the Merger without prior notice to, or any action by, any other stockholder of IDM.

  Appraisal Rights

        No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, IDM's stockholders that have not tendered their Shares will have certain rights under Section 262 of the DGCL to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. IDM stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive the fair value of their Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the Effective Time and the payment of the judgment. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. IDM stockholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. If any IDM stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her or its right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive the Offer Price, without interest, in accordance with the Merger Agreement. You may withdraw your demand for appraisal by delivering to the Surviving Corporation a written withdrawal of your demand for appraisal and an acceptance of the Merger within 60 days of the Effective Time or thereafter with the written approval of the Surviving Corporation.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by IDM stockholders desiring to exercise any available appraisal rights.

        The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. Failure to follow the steps required by the DGCL for perfecting appraisal rights may result in the loss of such rights. If a stockholder withdraws or loses his right to appraisal, such stockholder's Shares will be automatically converted in the Merger into, and represent only the right to receive, the Offer Price, without interest. IDM stockholders who tender shares into and accept the Offer will not have appraisal rights.

  Stockholders' Agreement

        On May 18, 2009, certain stockholders of IDM (the "Stockholders' Agreement Signatories") entered into a Stockholders' Agreement with IDM. As of May 18, 2009, the Stockholders' Agreement Signatories together had voting and dispositive control over outstanding Shares representing approximately 55% of the then outstanding Shares (and representing approximately 49% of the Shares then estimated to be deemed outstanding for purposes of determining the Minimum Condition).

        Pursuant to the Stockholders' Agreement, during the Support Period (as described below for each Stockholders' Agreement Signatory), each Stockholders' Agreement Signatory has agreed to tender into and accept the Offer and sell to us all such person's Shares pursuant to the Offer not later than the Expiration Date and has agreed during the Support Period not to withdraw such Shares once tendered. With respect to directors and officers of IDM, the "Support Period" is the period from May 18, 2009 until the termination of the Stockholders' Agreement pursuant to its terms. With respect to Palo Alto Investors, LLC and its affiliated funds, the "Support Period" is the period from May 18, 2009 until the first to occur of (1) the Acceptance Time, (2) July 22, 2009, (3) a Company Adverse Recommendation Change, as defined in the Merger Agreement, (4) receipt by IDM or its board of directors, or the public announcement of, an unsolicited written proposal by a third party that is at a higher per share price than the Offer Price and is reasonably capable of being completed on the terms proposed, or (5) the termination of the Stockholders' Agreement pursuant to its terms. With respect to Medarex, Inc., the "Support Period" is the period from May 18, 2009 until the first to occur of (1) the Acceptance Time, (2) July 22, 2009, (3) a Company Adverse Recommendation Change, or (4) the termination of the Stockholders' Agreement pursuant to its terms.

        The Stockholders' Agreement and the obligations of each Stockholders' Agreement Signatory thereunder will terminate automatically upon the earlier to occur of (1) the termination of the Merger Agreement in accordance with its terms, (2) the occurrence of any amendment, waiver or modification to the Merger Agreement made without the prior written consent of the Stockholders' Agreement Signatories that (a) changes the form of the Offer consideration, (b) decreases the Offer Price, (c) extends the outside date before which the Offer must be consummated, (d) adds additional conditions to the Offer or (e) otherwise materially and adversely affects the Stockholders' Agreement Signatories, and (3) the time at which the Shares are accepted for payment pursuant to the Offer.

  "Going Private" Transactions

        The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Takeda America and we believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, IDM's stockholders will be entitled to receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

  Plans for IDM

        In connection with the Offer, Takeda America and we have reviewed and will continue to review various possible business strategies that we might consider in the event that we acquire control of IDM, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in IDM's business corporate structure, capitalization and management. Upon the consummation of the Merger, IDM will become a wholly owned subsidiary of Takeda America.

12.   SOURCE AND AMOUNT OF FUNDS.

        We estimate that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger will be approximately $67,416,621, excluding IDM's fees and expenses. We, through our parent company, Takeda America, will have sufficient funds and financial resources available to pay the Offer Price to each stockholder who validly tenders his, her or its Shares into and accepts the Offer and to acquire all of the outstanding Shares pursuant to the Merger. See Section 16—"Fees and Expenses" for information regarding fees and expenses relating to the Transactions. The Offer is not conditioned upon any financing arrangements but Takeda America has guaranteed all of our obligations under the Merger Agreement, including funding of the Offer Price at the Acceptance Time.

13.   DIVIDENDS AND DISTRIBUTIONS.

        The Merger Agreement provides that, without the prior written consent of Takeda America, IDM will not, and will not permit any of its subsidiaries to, prior to the Effective Time:

  •
  declare, set aside or pay any dividends on, or make any distributions (whether in cash, securities or other property) in respect of, any of its capital stock, except dividends and distributions paid or made by such subsidiaries to their respective parents;

  •
  split, combine or reclassify any of its capital stock or, except for the issuance of shares of IDM common stock upon the exercise of any IDM stock options, IDM Pharma S.A. stock options or IDM warrants outstanding on the date of the Merger Agreement, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or

  •
  purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, except:

  (1)
  the acquisition of shares of IDM stock from holders of IDM stock options in full or partial payment of the exercise price payable by such holder upon exercise of IDM stock options to the extent required under the terms of such options as in effect on the date of the Merger Agreement,

  (2)
  the acquisition of shares of IDM Pharma S.A. from holders of IDM stock options subject to option liquidity agreements in full or partial payment of the transfer consideration payable by such holder upon exercise of IDM stock options subject to option liquidity agreements to the extent required under the terms of such IDM stock options and option liquidity agreements as in effect on the date of the Merger Agreement, or

  (3)
  from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to IDM or any of its subsidiaries.

14.   CONDITIONS OF THE OFFER.

        We are not required to accept for payment or, subject to applicable rules of the SEC, pay for any Shares, and we may terminate or amend the Offer if:

  •
  the Minimum Condition is not satisfied;

  •
  immediately prior to the Expiration Date, any requisite waiting period (and any extension thereof) under the HSR Act has not expired or been terminated, if required under the HSR Act;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, any of the following has occurred and continues to exist: a governmental entity has instituted, has pending or has threatened to institute in writing any suit, action or proceeding

  (1)
  challenging, making illegal or otherwise restraining or prohibiting the Transactions, or seeking to obtain from IDM (or, to the extent such suit, action or proceeding relates to the Transactions or the Stockholders' Agreement) Takeda America or any of its affiliates, any damages in excess of $400,000,

  (2)
  seeking to prohibit or limit the ownership or operation by IDM, Takeda America or Offeror of all or any portion of the business or assets of IDM and its subsidiaries, other than IDM's IDM-2101 product candidate or IDM's UVIDEM product candidate or in any other de minimis respect,

  (3)
  to the extent such suit, action or proceeding relates to the Transactions or the Stockholders' Agreement, seeking to prohibit or limit in any respect the ownership or operation by Takeda America and its affiliates of all or any portion of the business or assets of the Takeda America and its affiliates,

  (4)
  seeking to compel IDM, Takeda America or Offeror to dispose of or to hold separate all or any portion of the business or assets of IDM or any of its subsidiaries, other than IDM's IDM-2101 product candidate or IDM's UVIDEM product candidate or any other de minimis assets,

    (5)
    to the extent such suit, action or proceeding relates to the Transactions or the Stockholders' Agreement, seeking to compel Takeda America or any of its affiliates to dispose of or to hold separate in any respect all or any portion of the business or assets of Takeda America or any of its affiliates,

    (6)
    seeking to impose any limitation on the ability of IDM, Takeda America or Offeror to conduct the business or own the assets of IDM or any of its subsidiaries, other than IDM's IDM-2101 product candidate or IDM's UVIDEM product candidate or any other de minimis assets,

    (7)
    to the extent such suit, action or proceeding relates to the Transactions or the Stockholders' Agreement, seeking to impose any limitation in any respect on the ability of Takeda America or any of its affiliates to conduct the business or own the assets of the Takeda America or any of its affiliates,

    (8)
    seeking to impose limitations on the ability of Takeda America or Offeror to acquire or hold, or to exercise full rights of ownership of any Shares, including the right to vote such Shares on all matters properly presented to IDM's stockholders, or

    (9)
    seeking to require divestiture by Takeda America or Offeror of all or any of the Shares; provided that in no event shall this condition be satisfied if a Japanese court or other Japanese governmental authority of competent jurisdiction shall have issued an order, stay, decree, judgment or injunction (preliminary or permanent) to TPC, the representative director of TPC, all or a part of the directors of TPC, or the Chief Executive Officer of TPC, directing any of them to not consummate, or to not allow Takeda America or Offeror to consummate the Offer or the Merger, or making illegal, or restraining or preventing, any of such consummation;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, any action is taken, proposed or threatened or any statute, rule regulation, legislation, interpretation, judgment, order or injunction is proposed, enacted, promulgated, entered, enforced, amended or issued by a governmental entity which is applicable to (1) Takeda America, Offeror, IDM or any of their subsidiaries or (2) the Transactions or the Stockholders' Agreement (other than routine applications under the HSR Act waiting period provisions) that result in, or would reasonably be expected to result in, directly or indirectly, any of the consequences referred to in the third bullet point above;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, a change occurs that has, or would reasonably be expected to result in, a Company Material Adverse Effect (as defined below);

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, specified representations or warranties of IDM relating to its organization, authority to enter into and perform its obligations under the Merger Agreement and to consummate the Transactions or the absence of the occurrence of a Company Material Adverse Effect is not true and correct;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, specified representations or warranties of IDM relating to its capitalization is not true and correct, except for any de minimis inaccuracies;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, any other representations or warranties of IDM (other than those referred to in the previous two bullets) are not true and correct, except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality qualifiers) does not have, and would not reasonably be expected to result in, a Company Material Adverse Effect;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, IDM fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it under the Merger Agreement;

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, there is a change in the Company Recommendation that is adverse to us or Takeda America; or

  •
  on or after the date of the Merger Agreement and before the Acceptance Time, the Merger Agreement is terminated in accordance with its terms.

        The conditions described above are for the sole benefit of Takeda America and us, and may be asserted by Takeda America and us regardless of the circumstances giving rise to any such condition. Except for the Minimum Condition, which may only be waived with the written consent of IDM, any of the conditions described above may be waived by Takeda America or us in whole or in part, at any time and from time to time, and in Takeda America's or our sole discretion. The conditions described above are in addition to, and not a limitation of the rights of Takeda America and us to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Takeda America or us at any time to exercise any of the above described rights will not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.   LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

        Except as set forth in this Offer to Purchase, based on Takeda America's and our review of publicly available filings by IDM with the SEC and other information regarding IDM, neither Takeda America nor we are aware of any licenses or regulatory permits that appear to be material to the business of IDM and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Shares in the Offer. In addition, neither Takeda America nor we are aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition. Should any such approval or other action be required, Takeda America and we expect to seek such approval or action, except as described below under "—State Takeover Laws." Should any such approval or other action be required, Takeda America and we cannot be certain that Takeda America and we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to IDM's or its subsidiaries' businesses, or that certain parts of IDM's, Takeda America's, ours or any of our respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See the "Introduction" to this Offer to Purchase and Section 14—"Conditions of the Offer" for a description of the conditions to the Offer.

        State Takeover Laws.    IDM is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person that has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder. IDM's board of directors approved for purposes of Section 203 of the DGCL the execution, delivery and performance of the Merger Agreement and the Stockholders' Agreement and the consummation of the Transactions and has taken all appropriate action so that Section 203 of the DGCL, with respect to IDM, will not be applicable to Takeda America and us by virtue of such actions.

        A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than Section 203 of the DGCL) purport to apply to the Offer or the Merger, Takeda America and we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Except as set forth in this Offer to Purchase, Takeda America and we have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Takeda America and we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Takeda America and we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Takeda America and we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Takeda America and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—"Conditions of the Offer."

        Antitrust.    We and IDM have determined that our purchase of the Shares in the Offer and the Merger are not reportable under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Nevertheless, the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice frequently scrutinize the legality under the antitrust laws of transactions, such as Takeda America's acquisition of the Shares in the Offer and the Merger. At any time before or after our purchase of the Shares, regardless of the reportability of the transaction under the HSR Act, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares in the Offer and the Merger, the divestiture of the Shares purchased in the Offer or the divestiture of substantial assets of Takeda America, us, IDM or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

        Based upon an examination of publicly available information relating to the businesses in which IDM is engaged, however, Takeda America and we believe that the acquisition of the Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Takeda America and we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

        Legal Proceeding.    On May 22, 2009, a lawsuit was filed in the Superior Court of the State of California, Orange County, against IDM, each member of IDM's board of directors including its President and Chief Executive Officer, Takeda America and us. The action is brought by Richard Hartman and Bryan Burnett, who claim to be stockholders of IDM, on their own behalf, and seeks certification as a class action on behalf of all IDM stockholders, except the defendants and their affiliates. The complaint alleges that the defendants breached their fiduciary duties, and/or aided and abetted the breach of fiduciary duties, owed to IDM stockholders in connection with the Offer and the Merger, including with respect to the Offer Price and other terms of the Merger Agreement and the process by which the Merger Agreement was approved by IDM's board of directors. The complaint seeks injunctive relief enjoining the Offer and the Merger, or, in the event the Offer or the Merger have been consummated prior to the court's entry of final judgment, rescinding the Offer and the Merger. The complaint also seeks an accounting for all damages and an award of costs, including a reasonable allowance for attorneys' and experts' fees and expenses. We and Takeda America have filed a copy of the complaint as an exhibit to the Tender Offer Statement on Schedule TO that we and Takeda America have filed with the SEC.

16.   FEES AND EXPENSES.

        Takeda America has retained The Altman Group as Information Agent in connection with the Offer. The Information Agent may contact IDM's stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Takeda America will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Takeda America has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. In addition, Takeda America has retained American Stock Transfer & Trust Company as the depositary for the Offer. Takeda America will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

        Except as set forth above, Takeda America will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Takeda America will reimburse brokers, dealers, commercial banks, trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.   MISCELLANEOUS.

        Takeda America and we are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute of any jurisdiction. If Takeda America and we become aware of any valid statute of any jurisdiction prohibiting the making of the Offer or the acceptance of the Shares,

Takeda America and we will make a good faith effort to comply with that statute of the jurisdiction. If, after a good faith effort, Takeda America and we cannot comply with such statute, Takeda America and we will not make the Offer to, nor accept for payment Shares tendered by or on behalf of, IDM's stockholders in that jurisdiction.

        Takeda America and we have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, IDM has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of IDM's board of directors with respect to the Offer and the reasons for the recommendation of IDM's board of directors and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—"Information Concerning IDM" and Section 9—"Information Concerning TPC, Takeda America and Offeror."

        Neither Takeda America nor we have authorized any person to give any information or to make any representation on behalf of either Takeda America or us not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

        Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Takeda America, us, IDM or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                                                                                      JADE SUBSIDIARY CORPORATION

Dated: May 26, 2009

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF TPC, TAKEDA AMERICA AND OFFEROR

1.     Directors and Executive Officers of TPC

        The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of TPC, as well as the beneficial ownership of each such individual of shares of IDM common stock. The business address and phone number of each of these individuals is c/o Takeda Pharmaceutical Company Limited, 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645 Japan, +81 6 6204-2111, and unless otherwise indicated below each of these individuals is a citizen of Japan. Unless otherwise indicated, none of these individuals beneficially owns any shares of IDM common stock.

Kunio Takeda—Retiring June 25, 2009	Chairman of the Board of TPC since June 2003. Mr. Takeda also served as President of TPC (June 1993—June 2003). Mr. Takeda has held a variety of positions with TPC since 1962.
Yasuchika Hasegawa
President of TPC since June 2003. Mr. Hasegawa also served TPC as a member of the Board (June 1999—present), General Manager, Pharmaceutical Division (October 1998—June 2001) and General Manager, Corporate Strategy & Planning Department (June 2001—June 2003). Mr. Hasegawa has held a variety of positions with TPC since 1970.
Makoto Yamaoka
Senior Managing Director of TPC since June 2006. Mr. Yamaoka joined the Board of Directors of TPC June 2002, serving as Managing Director (June 2004—June 2006), and Senior Managing Director (June 2006—present). Mr. Yamaoka also previously served as an officer of TPC, as General Manager, Pharmaceutical Marketing Division (November 2000—April 2007) and General Manager Corporate Strategy & Planning Department (April 2007—April 2008). Mr. Yamaoka has held a variety of positions with TPC since 1969.
Kiyoshi Kitazawa, Ph.D.—Retiring June 25, 2009
Managing Director of TPC since June 2006. Dr. Kitazawa joined the Board of Directors of TPC June 2002, and served as General Manager Strategic Product Planning Department (April 2001—October 2002; June 2006—April 2008) and General Manager, Pharmaceutical Development Division (October 2002—June 2006). Dr. Kitazawa has held a variety of positions with TPC since 1971.
Hiroshi Shinha—Retiring June 25, 2009
Director of TPC since June 2003 and General Manager, Legal Department since June 2002. Director and Secretary of Offeror since April 2008. Mr. Shinha also served as Manager, Legal Department TPC (April 1991—June 2002). Mr. Shinha has held a variety of positions with TPC since 1971.
Yasuhiko Yamanaka
Director of TPC since June 2007 and General Manager Pharmaceutical Marketing Division since April 2007. Mr. Yamanaka also previously served as an officer of TPC, as Senior Manager, Corporate Business Planning, Corporate Strategy & Planning Department (April 2002—June 2003) and General Manager Corporate Strategy & Planning Department (June 2003—April 2007). Mr. Yamanaka has held a variety of positions with TPC since 1979.
Masumitsu Inoue—New Corporate Officer effective June 25, 2009
General Manager, Corporate Strategy and Planning Department of TPC since April 2008. Mr. Inoue also served TPC as Manager (Tax), Finance and Accounting Department (April 2002—June 2003), Senior Manager (Accounting), Finance and Accounting Department (June 2003—May 2006), Senior Manager (Corporate Business Planning), Corporate Strategy Planning Department (May 2006—April 2008).

Masato Iwasaki	General Manager, Strategic Product Planning Department of TPC since April 2008. Mr. Iwasaki also served TPC, as Group Manager, Marketing Department (Diabetes), Pharmaceutical Marketing Division (October 2002—November 2003), Manager Strategic Product Planning Department (November 2003—December 2003) and Category I Leader, Strategic Product Planning Department (December 2003—April 2008).
Toshikazu Ban
General Manager, Global Licensing and Business Development Department of TPC since January 2008. Mr. Ban also served TPC as General Manager, SPU (December 2001—May 2004), Manager, Pharmaceutical Licensing Department (May 2004—November 2004) and Senior Manager, Pharmaceutical Licensing, Global Licensing and Business Development Department (November 2004—January 2008).
Shigenori Ohkawa, Ph.D.
Director of TPC since June 2008 and General Manager Pharmaceutical Research Division of TPC since October 2005. Mr. Ohkawa also served TPC as Research Manager and General Research Manager of Medical Chemistry Research Laboratories, Pharmaceutical Research Division (October 2002—October 2005).
Takashi Inkyo—New Corporate Officer effective June 25, 2009
General Manager, Pharmaceutical Production Division of TPC since November 2006. Mr. Inkyo also served TPC as General Manager, Production Control Department, Pharmaceutical Production Division (April 2002—April 2004), General Manager, Shonan Plant (April 2004—April 2006) and General Manager, Auditing Department and Office of the Corporate Auditors (April 2006—November 2006).
Alan MacKenzie—New candidate for director effective June 25, 2009
Newly elected Director of TPC (starting June 2009) and Executive Vice President, International Operations of Takeda Pharmaceuticals International, Inc. since April 2009. Mr. MacKenzie also served Takeda America and Takeda Pharmaceuticals North America, Inc. ("TPNA") (One Takeda Parkway, Deerfield, IL 60015, USA) in dual roles as Executive Vice President for Takeda America and as Director, President & CEO for TPNA (May 2008—March 2009). Mr. MacKenzie previously served TAP Pharmaceutical Products, Inc. (675 Field Drive, Lake Forest, IL 60045, USA) as President (2004-2008). Mr. MacKenzie's business address and telephone number is c/o Takeda Pharmaceuticals International, Inc., One Takeda Parkway, Deerfield, IL 60015 USA, 224-554-5270. Mr. MacKenzie is a U.S. Citizen.
Toyoji Yoshida—New candidate for director effective June 25, 2009
Corporate Auditor since June 2007. Mr. Yoshida also served TPC as Director of TPC since June 2003 until June 2007, and served as General Manager of Corporate Communications Department (April 2002-June 2007), General Manager of Public Relations Department. (April 1997-March 2002). Mr. Yoshida has held a variety of positions with TCP since 1971.

2.     Directors and Executive Officers of Takeda America

        The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Takeda America, as well as the beneficial ownership of each such individual of shares of IDM common stock. All directors and executive officers listed below are citizens of Japan. Unless otherwise indicated, none of these individuals beneficially owns any shares of IDM common stock.

Hiroshi Takahara	Director of Takeda America since June 2003. General Manager Finance & Accounting Department of TPC since June 2003. Mr. Takahara also served TPC as Senior Manager (Tax), Finance and Accounting Department (April 2002—June 2003). Mr. Takahara's business address and telephone number is c/o Takeda Pharmaceutical Company Limited, 1-1 Doshomachi 4-chome, Chuo-ku, Osaka-shi, Osaka 540-8645 JAPAN, +81 6 6204-2111.
Iwaaki Taniguchi
Director and President of Takeda America since November 2004. Director and President of Offeror since April 2008. Mr. Taniguchi also served Shinsei Bank Limited (399 Park Avenue, New York, NY 10022, USA) as Deputy Chief Representative, New York Representative Office (April 2001—December 2003). Mr. Taniguchi then served TPC as Manager, Finance and Accounting Department (Financing) (December 2003—November 2004) and Senior Manager, Finance and Accounting Department (Financing) (November 2004—September 2006). Mr. Taniguchi's business address and telephone number is c/o Takeda America Holdings, Inc., 767 Third Avenue, 8th Floor, New York, NY 10017, USA, 212-421-6950.
Takashi Mino
Executive Vice President, Treasurer and Secretary of Takeda America since July 2006. Mr. Mino has also served TPC's Finance and Accounting Department since (April 2002—July 2006), including as Assistant Manager (October 2005—July 2006). Mr. Mino's business address and telephone number is c/o Takeda America Holdings, Inc., 767 Third Avenue, 8th Floor, New York, NY 10017, USA, 212-421-6950.

3.     Director and Executive Officer of Offeror

        The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the director and executive officer of Offeror. The business address of this individual is c/o Millennium Pharmaceuticals, Inc., at 40 Landsdowne Street, Cambridge, Massachusetts, 02139, and this individual is a citizen of the United States of America.

Laurie Keating	Director, President, Treasurer and Secretary of Offeror since its formation on May 14, 2009. Ms. Keating is currently the Senior Vice President, General Counsel and Secretary of Millennium Pharmaceuticals Inc. (September 2004 to present). Prior to joining Millennium, Ms. Keating was Vice President of Operations and Finance (September 2003 to September 2004), member of the Board of Directors (June 2001 to December 2007) and Chief Executive Officer (June 2001 to September 2003) of Hydra Biosciences, Inc., a biopharmaceutical company. Previously she held a variety of senior executive positions at high technology companies, including serving as Senior Vice President, General Counsel and Secretary of Iomega Corporation and Sybase, Inc.

        Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each IDM stockholder or the IDM stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:
American Stock Transfer & Trust Company
By Mail:	By Overnight Mail or Courier:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        You may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Takeda America's expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Call Toll-Free: 866-796-7182
Banks and Brokers call: 201-806-7300
Fax: 201-460-0050
Email: reorg@altmangroup.com

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FREQUENTLY ASKED QUESTIONS
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF TPC, TAKEDA AMERICA AND OFFEROR